SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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Notice of 2022 Annual Meeting

of Stockholders and

Proxy Statement

March 17, 2022

Dear Fellow Stockholders:

We are pleased to invite you to the 2022 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 27, 2022, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. You may submit your proxy using the proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their proxy by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card. Additional information about voting your shares is included in the proxy statement.

As in prior years, we are utilizing rules that allow companies to furnish proxy materials to stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Karl Peterson	Sean Menke
Chairman of the Board	Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (including any adjournments or postponements, the “Annual Meeting”) of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Wednesday, April 27, 2022, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.

To elect George Bravante, Jr., Hervé Couturier, Gail Mandel, Sean Menke, Phyllis Newhouse, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, and Wendi Sturgis to our Board of Directors, each to serve a one-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2022,

3.	To approve our 2022 Director Equity Compensation Plan,

4.	To hold an advisory vote on the compensation of our named executive officers, and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (1) FOR the election of the ten nominees for directors named in this proxy statement, (2) FOR ratification of the appointment of our independent auditors, (3) FOR the approval of our 2022 Director Equity Compensation Plan, and (4) FOR the advisory, non-binding vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on March 1, 2022, are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Whether or not you expect to attend the Annual Meeting, we encourage you to submit your proxy promptly by using the Internet or telephone or by signing, dating and returning your proxy card.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

March 17, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 27, 2022

This proxy statement and the 2021 annual report are available at

www.proxydocs.com/SABR

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APPENDIX A:	Sabre Corporation 2022 Director Equity Compensation Plan	A-1

APPENDIX B:	Reconciliations of Certain Non-GAAP and GAAP Financial Measures	B-1

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation
1. Election of directors	Election of George Bravante, Jr., Hervé Couturier, Gail Mandel, Sean Menke, Phyllis Newhouse, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, and Wendi Sturgis to serve a one-year term	FOR these nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2022	FOR

3. Approval of our 2022 Director Equity Compensation Plan

Approval of our 2022 Director Equity Compensation Plan, to replace our 2019 Director Equity Compensation Plan and increase the number of shares authorized for issuance under our equity-based compensation plan for directors

FOR

4.Advisory,non-binding vote on the compensation of our named executive officers	Approval, on an advisory and non-binding basis, of our named executive officers’ 2022 compensation	FOR

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PROXY STATEMENT SUMMARY

Information on Director Nominees

Information about the ten nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each of these nominees.

Name and Occupation	Committee Roles	Independent	Experience Highlights

George Bravante, Jr. Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP	• Audit Committee • Executive Committee	✓	• Travel industry experience, as the former Chairman of the Board of ExpressJet Holdings, Inc. • Investment experience • Financial and strategic business knowledge • Audit Committee financial expert

Hervé Couturier President, Kerney Partners	• Audit Committee • Technology Committee • Executive Committee	✓

• Significant experience in the areas of solutions strategy, product strategy, product development, and business management in software-based companies

• Domain experience in the travel industry

• International experience

Gail Mandel Managing Director, Focused Point Ventures, LLC	• Audit Committee • Technology Committee	✓	• Extensive travel and hospitality industry experience • Significant leadership experience, including in finance and technology implementation

Sean Menke CEO, Sabre Corporation	• Technology Committee • Executive Committee		• Extensive travel technology sector experience • Substantial leadership experience as a former executive officer of airline companies

Phyllis Newhouse Founder and CEO, Xtreme Solutions, Inc.	• Audit Committee • Technology Committee	✓

• Deep experience in cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security

• Significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys

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PROXY STATEMENT SUMMARY

Name and Occupation	Committee Roles	Independent	Experience Highlights

Karl Peterson Senior Partner of TPG and Managing Partner, TPG Pace Group, and Chairman of the Board, Sabre Corporation	• Compensation Committee • Executive Committee • Governance and Nominating Committee	✓

• Extensive experience as a director of several travel and technology companies

• Former executive of an airline travel company

• Private equity investor with significant experience working with public companies

Zane Rowe Chief Financial Officer, VMware, Inc.	• Compensation Committee • Technology Committee	✓	• Extensive experience in the travel industry and the technology sector • Financial expertise • Experience in sales, operations, and strategic roles

Gregg Saretsky Retired President and Chief Executive Officer, WestJet	• Governance and Nominating Committee • Technology Committee	✓	• Deep airline industry experience • Leadership experience as an executive of airline companies

John Scott Founder and Chairman of Park House	• Compensation Committee • Governance and Nominating Committee	✓	• Extensive experience in the hospitality, leisure, and entertainment industries • Significant experience serving on the boards of private and public companies

Wendi Sturgis Chief Executive Officer, cleverbridge AG	• Governance and Nominating Committee • Technology Committee	✓	• Significant cybersecurity, technology and marketing leadership experience • Extensive executive officer experience, including as a founding executive of a search experience cloud company

2022 Director Equity Compensation Plan

We are seeking approval of our 2022 Director Equity Compensation Plan (the “2022 Director Plan”), which our Board of Directors adopted in March 2022, subject to stockholder approval. We currently have the 2019 Director Equity Compensation Plan (the “2019 Director Plan”) in place. We are proposing adoption of the 2022 Director Plan to replace the 2019 Director Plan, which will also increase the number of shares authorized for issuance to our non-employee directors. The 2022 Director Plan is intended to promote the interests of Sabre and our stockholders by providing certain compensation to eligible directors to encourage the highest level of performance by providing them with a proprietary interest in Sabre’s success and progress by granting them awards under the 2022 Director Plan.

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PROXY STATEMENT SUMMARY

The Board of Directors recommends that stockholders vote FOR the approval of the 2022 Director Plan.

Advisory, Non-Binding Vote on the Compensation of Our Named Executive Officers

Stockholders are asked to cast an advisory, non-binding vote on the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and the executive compensation tables following that section. This is often referred to as a “say-on-pay” proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be held on April 27, 2022

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time of Annual Meeting

Our 2022 Annual Meeting will be held on Wednesday, April 27, 2022, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank, or other nominee that confirms you are the beneficial owner of those shares, together with a form of government-issued photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of government-issued photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 1, 2022 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 323,530,762 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about March  17, 2022.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces

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PROXY STATEMENT

printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the Notice for requesting these materials.

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank, or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders may submit their proxies using the Internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may submit their proxies by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Telephone. Registered stockholders may submit their proxies, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may submit their proxies, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Mail. Registered stockholders that received printed proxy materials may submit proxies by mail by marking, signing and dating the printed proxy cards and mailing them in the accompanying postage-paid envelopes. Beneficial owners may submit their proxies by marking, signing and dating the voting instruction forms provided by their brokers, trusts, banks or other nominees and mailing them in the accompanying postage-paid envelopes.

Please note that if you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to submit a proxy by using the Internet or telephone.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your signed proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of the ten directors named in this proxy statement,

•	FOR the ratification of the appointment of our independent auditors,

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PROXY STATEMENT

•	FOR the approval of the 2022 Director Equity Compensation Plan, and

•	FOR the advisory, non-binding vote on the compensation of our named executive officers.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank, or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a previously submitted proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting, or (3) voting during the Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of each director will be determined by the vote of a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director.

Item 2: Ratification of the Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 3: Approval of the 2022 Director Plan. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 4: Advisory, Non-binding Vote on the Compensation of Our Named Executive Officers. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

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PROXY STATEMENT

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Item 1, because the election of each director requires a majority of votes cast, abstentions and broker non-votes will have no effect on the outcome of the vote. For Items 2, 3 and 4, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against this proposal, and there will be no broker non-votes.

If you hold Sabre shares in street name, you must provide your broker, bank, or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker, or other nominee depends on the type of item being considered for a vote.

•

Non-Discretionary Items. The election of directors, the approval of the 2022 Director Plan, and the advisory, non-binding vote on the compensation of our named executive officers are non-discretionary items and may NOT be voted on by your broker, bank, or other nominee absent specific voting instructions from you.

•

Discretionary Item. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2022 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing, and delivering materials, the cost of the proxy solicitation, and the expenses of brokers, fiduciaries, and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers, and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $22,000 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to submit your proxy via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available on the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills, and experience of the individuals filling those positions and other relevant factors.

This current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Peterson) and a full-time CEO (currently Mr. Menke), with both positions being subject to oversight and review by Sabre’s Board of Directors.

Mr. Peterson currently serves as non-executive Chairman of the Board. As Chairman of the Board, his duties include:

•	leading and overseeing the Board,

•	presiding at all meetings of the Board and the stockholders,

•	establishing, in consultation with the CEO (and any other executive officers as needed), the schedule and agendas for meetings of the Board,

•

defining the scope, quality, quantity, and timeliness of the flow of information between management and the Board, including Board meeting materials, that is necessary for the Board to effectively and responsibly perform its duties,

•	advising the Board committee chairs in fulfilling their designated roles and responsibilities to the Board,

•	facilitating discussions among directors both during and between Board meetings and serving as a liaison between the Board and the CEO,

•	advising the CEO on strategic matters, including regular discussions on key acquisitions, divestitures, significant company developments, and other items requiring Board approval or oversight,

•

developing the agenda for and presiding over Board executive sessions, as well as providing feedback and perspective to the CEO regarding discussions at these sessions and working with the CEO to address any feedback,

•	overseeing the Board’s review and approval of the CEO’s annual goals and objectives for Sabre,

•	leading the Board in the annual performance evaluation of the CEO,

•	leading the Board in CEO and senior management succession planning,

•	managing the Board’s oversight and approval of Sabre’s annual plan and multi-year outlook,

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CORPORATE GOVERNANCE

•	managing, in coordination with the Compensation Committee, the Board’s oversight of company-wide talent management and diversity,

•	managing the Board’s oversight of risks and conflicts of interest, including ensuring appropriate ownership by the full Board or an appropriate Board committee,

•	leading the annual Board evaluation and, in coordination with the Governance and Nominating Committee, overseeing the process for Board committee evaluations,

•	chairing the Governance and Nominating Committee,

•	working with the Governance and Nominating Committee regarding recommendations for Board committee service, including chairing Board committees,

•

interviewing, along with appropriate members of the Governance and Nominating Committee, all Board candidates and making recommendations to the Governance and Nominating Committee and the Board regarding these candidates,

•	consulting with stockholders, in coordination with the CEO,

•	approving the retention of consultants who report directly to the Board, and

•	assuming such other responsibilities that the Board or the CEO may designate from time to time.

In March 2022, Mr. Peterson announced his retirement as Chairman of the Board, effective April 28, 2022. With Mr. Peterson’s planned retirement as Chairman of the Board, the Board of Directors considered the relative benefits of combining the Chairman and CEO positions versus retaining separate roles with an independent chairman. After considering the ongoing focus on the implementation of our technology transformation and other strategic initiatives, as well as the perspectives of independent directors and recent governance trends, the Board of Directors unanimously elected Mr. Menke to serve as Chair of the Board effective as of April 28, 2022. Mr. Menke’s extensive travel technology sector experience, substantial leadership experience as a former executive officer of airline companies, as well as his vision for Sabre’s long-term strategy and relationships with our customers, investors and other stakeholders, were important factors in the Board’s decision.

In addition, the Board has elected Mr. Saretsky to the position of independent Lead Director, effective as of April 28, 2022. See “—Lead Director” for more information regarding the responsibilities of the Lead Director position. The Board of Directors believes that Mr. Saretsky’s election as independent Lead Director enhances the strong independent oversight function of the Board of Directors, which is comprised of independent directors, other than Mr. Menke. The Board of Directors further believes that this governance structure provides an effective balance between strong strategic leadership and oversight by independent directors. In connection with Mr. Saretsky’s election as independent Lead Director, it is anticipated that Mr. Saretsky will also serve as Chairman of the Governance and Nominating Committee.

The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

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CORPORATE GOVERNANCE

Overview of Board Composition

The following charts provide a snapshot of the Board’s composition.

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CORPORATE GOVERNANCE

The following matrix provides diversity information regarding the Board as of the date indicated, in accordance with Nasdaq’s rules and based on the voluntary self-identification of members of the Board. As indicated in the table below, the Board has at least two self-identified diverse directors, including three who self-identify as female and one who self-identifies as an underrepresented minority.

Board Diversity Matrix (As of March 17, 2022)

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Composition and Director Independence

Our Board of Directors is currently comprised of eleven directors and will be comprised of ten directors following Mr. Kusin’s retirement. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than thirteen directors, as determined by the affirmative vote of the majority of the Board of Directors then in office.

Our Board of Directors has determined that George Bravante, Jr., Hervé Couturier, Gary Kusin, Gail Mandel, Phyllis Newhouse, Karl Peterson, Zane Rowe, Gregg Saretsky, John Scott, and Wendi Sturgis are independent as defined under the corporate governance rules of Nasdaq. The Board also determined that Renée James, Judy Odom, Joseph Osnoss and John Siciliano were independent as defined under the corporate governance rules of Nasdaq during the period in 2021 in which they served as directors. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships, or arrangements. See “Certain Relationships and Related Party Transactions.”

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CORPORATE GOVERNANCE

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and our CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes, and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
• Leadership skills • Ethical character • Active participator • Relationship skills • Effectiveness • Independence • Financial literacy • Reflection of Sabre values

• Leadership experience, including executive and board experience

• Technology or travel industry knowledge

• Financial background

• Diversity, including geographical, industry, function, gender, race, or ethnicity

• International experience

• Marketing or sales background

• Other functional expertise

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management, and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our Annual Meetings.

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CORPORATE GOVERNANCE

Attributes of Current Directors

The Governance and Nominating Committee believes that each of our current directors possesses all of the general attributes described above. The following chart provides an overview of the specific attributes described above we believe are applicable to our current directors.

In the chart above, the diversity attribute includes geographical, gender identity, racial/ethnic, and demographic diversity. See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Board Tenure

The Governance and Nominating Committee believes that Board tenure is important, as we seek to achieve the appropriate balance in years of service. New directors provide fresh perspectives, while longer serving directors provide a deep knowledge of the company. Our current Board has an average tenure of 5 years.

Our Corporate Governance Guidelines provide that directors will not stand for re-election after reaching age 74. This guideline may be waived in individual cases by the Governance and Nominating Committee.

Board Evaluations

The Governance and Nominating Committee oversees annual performance evaluations of the Board and its committees, and the Board and each committee conducts an annual evaluation. The Governance and Nominating Committee further assesses the individual contributions of directors recommended for re-election, as well as considers the overall composition of the Board and its committees, including whether the directors have an appropriate mix of the attributes described above in order to function effectively and taking into account any anticipated future needs of the Board.

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CORPORATE GOVERNANCE

Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race, or ethnicity.

While the Governance and Nominating Committee considers this diversity when reviewing nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. As discussed under “Other Corporate Governance Practices and Matters,” our Bylaws provide for proxy access stockholder nominations of director candidates. Stockholders who wish to nominate directors under our proxy access Bylaw provisions or who wish to nominate directors who are not intended to be included in our proxy materials should refer to the information under “Other Information—Proxy Access Nominations and Annual Meeting Advance Notice Requirements.”

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met five times in 2021. All of the directors attended in excess of 75% of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our annual meeting. Our 2021 Annual Meeting was attended by all of our directors then in office.

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CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee. The table below provides current membership for each committee.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive

George Bravante, Jr.	Chair(1)				Member

Hervé Couturier	Member			Chair	Member

Gary Kusin		Member

Gail Mandel	Member(1)			Member

Sean Menke				Member	Member

Phyllis Newhouse	Member			Member

Karl Peterson		Member	Chair		Chair

Zane Rowe		Member		Member

Gregg Saretsky			Member	Member

John Scott		Chair	Member		Member

Wendi Sturgis			Member	Member

(1)	Audit Committee financial expert.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investors section of our website at www.sabre.com.

Ad hoc committees may also be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

•	the engagement of the independent auditors and the evaluation of their qualifications, independence, and performance,

•	legal and regulatory compliance,

•	the implementation and effectiveness of Sabre’s disclosure controls and procedures,

•	review of our cybersecurity and other information technology risks, controls, and procedures, and

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•	the evaluation of enterprise risk issues, including overseeing risks to Sabre related to the items listed above, and reviewing Sabre’s procedures with respect to risk management.

The members of the Audit Committee are George Bravante, Jr. (Chairman), Hervé Couturier, Gail Mandel, and Phyllis Newhouse. Each of these individuals is “independent,” as defined under Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate and that Mr. Bravante and Ms. Mandel meet the criteria of the rules and regulations set forth by the SEC for an “audit committee financial expert.” The Audit Committee met nine times in 2021.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•

the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

•	the establishment and annual review of any stock ownership guidelines applicable to our executive officers and management, and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers,

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans, and

•	the evaluation and oversight risks to Sabre and its business implied by Sabre’s compensation program, taking into account Sabre’s business strategy.

The members of the Compensation Committee are John Scott (Chairman), Gary Kusin, Karl Peterson, and Zane Rowe, each of whom is “independent,” as defined under Nasdaq rules. The Compensation Committee met five times in 2021.

Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisors’ organization.

Effective September 2021, the Compensation Committee engaged Korn Ferry, a national compensation consulting firm, to assist it with compensation matters. Although Korn Ferry provides services to Sabre, including executive search, leadership and talent services Korn Ferry has confirmed that, due to their

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CORPORATE GOVERNANCE

limited nature, providing these services does not impact its independence. The Compensation Committee has limited the amount of these services, and in 2021 they amounted to $597,040. Korn Ferry reports directly to the Compensation Committee, and the Compensation Committee may replace Korn Ferry or hire additional consultants at any time. One or more representatives of Korn Ferry attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee, as well as other Compensation Committee members, between meetings from time to time.

The Compensation committee previously had engaged Compensia, a national compensation consulting firm, to assist it with compensation matters. Compensia had no other business relationship with Sabre and received no payments from us other than fees for services to the Compensation Committee. Compensia reported directly to the Compensation Committee.

The Compensation Committee has assessed the independence of Korn Ferry and Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and has concluded that no conflict of interest exists with respect to the work that Korn Ferry performs for the Compensation Committee or existed with respect to the work that Compensia performed for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia assessed the risk profile of Sabre’s executive compensation programs and management assessed the risk profile of Sabre’s other compensation programs. Based on these reviews, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•

the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors, and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to Sabre,

•	leadership of the annual review of the Board of Directors’ performance,

•	risks to Sabre associated with corporate governance, including Board leadership structure, succession planning, and other related governance matters, and

•	environmental, social and governance (“ESG”) matters applicable to Sabre.

The members of the Governance and Nominating Committee are Karl Peterson (Chairman), Gregg Saretsky, John Scott, and Wendi Sturgis. Each of these individuals is “independent,” as defined under Nasdaq rules. The Governance and Nominating Committee met five times in 2021.

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Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

•	the review of the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities,

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications, and systems, and

•	in coordination with the Audit Committee, risks related to the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

The members of the Technology Committee are Hervé Couturier (Chairman), Gail Mandel, Sean Menke, Phyllis Newhouse, Zane Rowe, Gregg Saretsky, and Wendi Sturgis. The Technology Committee met four times in 2021.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Karl Peterson (Chairman), George Bravante, Hervé Couturier, Sean Menke, and John Scott. The Executive Committee did not meet in 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Matters

Proxy Access

In 2020, the Board of Directors amended our Bylaws to implement proxy access. The proxy access provisions in our Bylaws generally permit a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board of Directors or two individuals, provided that such stockholders and nominees satisfy the requirements specified in the Bylaws.

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CORPORATE GOVERNANCE

Simple Majority Voting Provisions

In 2019, stockholders approved an amendment to our Certificate of Incorporation that eliminated the supermajority voting provisions contained in our Certificate of Incorporation in favor of simple majority voting requirements contained in our Certificate of Incorporation.

Annual Election of Directors

In 2018, stockholders approved amendments to our Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Under the amendment, as of the 2021 Annual Meeting of Stockholders, all directors are elected annually.

Majority Voting for Directors in Uncontested Elections

In 2017, the Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested director elections. As a result, our Bylaws now provide for a majority vote standard in these elections.

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors on the investors section of our website at www.sabre.com.

Code of Business Ethics

We have adopted a Code of Business Ethics, which is the code of conduct applicable to all of our directors, officers, and employees. The Code of Business Ethics is available on the investors section of our website at www.sabre.com. Any change or amendment to the Code of Business Ethics, and any waivers of the Code of Business Ethics for our directors, CEO or senior financial officers, will be available on our website at the above location. As of the date of this proxy statement, no such waivers had been posted at this location.

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures with respect to risk management. The Audit Committee further has oversight authority to review our plans to mitigate cybersecurity risks.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Policies and Practices Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for periodically reviewing, appraising, and discussing

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with management the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

We believe that the current leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the CEO.

ESG Matters Oversight

The Board of Directors has charged the Governance and Nominating Committee with responsibility for overseeing our strategy, initiatives and engagement with investors and other key stakeholders related to ESG matters, other than those specifically related to the operation and structure of our compensation program (which is the primary responsibility of the Compensation Committee).

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording, and addressing any complaints we receive regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Sabre Hotline telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

Lead Director

Given Mr. Peterson’s retirement as Chairman of the Board, and Mr. Menke’s election to that position, effective April 28, 2022, the Board of Directors wanted to continue to provide for an independent director leadership role with respect to the Board. As a result, the Board of Directors has designated Mr. Saretsky as Lead Director, also effective April 28, 2022. As set forth in our Corporate Governance Guidelines, responsibilities of the Lead Director will include:

•	Developing the agenda for and presiding over sessions of the independent directors, as well as providing feedback and perspective to the Chair and CEO regarding discussions at these sessions,

•	Calling meetings of the independent directors, as appropriate,

•	Coordinating the activities of the independent directors and serving as a liaison between the independent directors, as a group, and the Chair and CEO,

•	Providing input, including input from the independent directors, on the agendas and schedules for Board meetings after conferring with the Chair,

•	Speaking on behalf of the Board and chairing Board meetings when the Chair of the Board is unable to do so,

•	Consulting with stockholders at management’s request,

•	Communicating regularly with each director to be certain that each director’s views, competencies and priorities are understood, and

•	Assuming such other responsibilities that the Board may designate from time to time.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than thirteen directors.

As of the date of this proxy statement, the Board of Directors consists of eleven members. Mr. Kusin has notified us that he is retiring from the Board of Directors immediately prior to the Annual Meeting. We would like to thank him for his many years of service and substantial contributions to the Board of Directors, Sabre and our stockholders. Following his retirement, the Board of Directors will consist of ten directors. The ten nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2023 Annual Meeting and until their successors are elected and have been qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected.

Certain Information Regarding Nominees for Director

The names of the nominees, their ages as of March 17, 2022, the year they first became directors, their principal occupations during at least the past five years, information regarding director qualifications, and certain other biographical information are set forth below. Information is also provided on public company boards with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered under the Investment Company Act of 1940 on which they have served on since January 1, 2017. All of the nominees are current directors standing for reelection.

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PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the 2023 Annual Meeting of Stockholders

GEORGE R. BRAVANTE, JR.

Sabre committee membership:

Audit Committee (chair) and Executive Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. In addition, since 2012 he has served as the CEO of Pacific Agricultural Realty, LP, a private equity fund investing in agricultural assets in California. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets. He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2017:

KBS Growth & Income REIT, Inc. (2016 to present)

63, Director since December 2014
Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP

HERVÉ COUTURIER

Sabre committee membership:

Technology Committee (chair), Audit Committee, and Executive Committee

Professional experience:

Mr. Couturier is a private investor and product strategy consultant. Mr. Couturier currently serves as President of Kerney Partners, a consulting firm. From 2012 to 2016, he was Executive Vice President, R&D, at Amadeus, an airline reservation systems provider. From 2007 to 2012, he was Executive Vice President of SAP AG’s Technology Group and Head of Research. He also serves as a board member for SimCorp A/S, Infovista Inc., Unit4 N.V., Sportradar AG and Kyriba Corp., and has held management positions at a number of IT companies including Business Objects, the worldwide leader of business intelligence solutions, now part of SAP, S1 Corporation, a provider of payment software for financial institutions, and XRT, a leading European treasury management software company, now part of the Sage Group PLC. Mr. Couturier holds both an engineering degree and a Master of Science degree from the École Centrale Paris in France. He began his career at IBM in 1982, where he held various engineering and business positions until 1997.

Director qualifications:

Mr. Couturier has significant experience in the areas of solutions strategy, product strategy, product development and business management at software-based companies, as well as domain experience in the travel, banking and manufacturing segments. We believe this international and industry expertise provides valuable insights for the Board of Directors.

63, Director since December 2017
President, Kerney Partners

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PROPOSAL 1: ELECTION OF DIRECTORS

GAIL MANDEL

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. Mandel has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as the Executive Chairman of the Board of PureStar, a provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide and a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Destination Network, from January 2010 to March 2014. From August 2006 to January 2010, Ms. Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Ms. Mandel was Division CFO/Controller, Cendant Hospitality Services, and from October 1997 to February 1999, Ms. Mandel was Controller, Cendant Mobility.

Director qualifications:

We believe that Ms. Mandel’s extensive travel and hospitality industry experience, as well as her significant leadership experience in finance and technology implementation, provides an important contribution to our Board of Directors.

53, Director since April 2020
Managing Director, Focused Point Ventures, LLC

SEAN MENKE

Sabre committee membership:

Executive Committee and Technology Committee

Professional experience:

Mr. Menke has served as CEO of Sabre since December 2016 and served as its President from December 2016 through January 2, 2022. Prior to that, he served as Sabre’s Executive Vice President and President of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as Executive Vice President and Chief Operating Officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was Executive Vice President of Resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as President and Chief Executive Officer of Pinnacle Airlines, and from 2007 to 2010 as President and Chief Executive Officer of Frontier Airlines. Frontier Airlines and Pinnacle Airlines filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in 2008 and 2012, respectively. He serves as a director of Waste Management, Inc., a provider of comprehensive waste management environmental services.

Director qualifications:

Mr. Menke’s extensive travel technology sector experience and his substantial leadership experience as an executive officer of airline companies make him a valuable asset to our management and our Board of Directors.

Public company boards served on since 2017:

Waste Management, Inc. (2021 to present)

53, Director since December 2016
CEO, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

PHYLLIS NEWHOUSE

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. Newhouse joined the Company as a director in April 2021. She has served as Chief Executive Officer of Xtreme Solutions, Inc. since 2002. Xtreme Solutions, Inc. is a leading information technology and cybersecurity firm that specializes in ethical hacking, training, and providing cyber solutions consultancy to the federal and private sectors. She served in the United States Army, where she focused on national security, including working with several information security task forces teams. In 2019, Ms. Newhouse founded ShoulderUp, a nonprofit dedicated to connecting and supporting women in their entrepreneurial journeys. From 2020 to December 2021, she served as CEO and a director of Athena Technology Acquisition Corp. (“Athena”), a special purpose acquisition corporation, and since December 2021 has served as a director of Heliogen, Inc., which conducted a business combination with Athena. Ms. Newhouse currently serves on the board of the Technology Association of Georgia, is a member of the Business Executives for National Security and of the Women Presidents’ Organization, and serves on the Board of Directors of Girls Inc.

Director qualifications:

Ms. Newhouse has deep experience in the cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security. She also has a significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys. We believe these characteristics serve an important role on our Board of Directors.

Public company boards served on since 2017:

Athena Technology Acquisition Corp. (2020 to December 2021) and Heliogen, Inc. (December 2021 to present)

59, Director since April 2021
Founder and CEO, Xtreme Solutions, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

KARL PETERSON

Sabre committee membership:

Executive Committee (chair), Governance and Nominating Committee (chair), and Compensation Committee

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies (SPACs) and other permanent capital solutions for companies. He previously served as President and CEO of TPG Pace Holdings and Pace Holdings Corp. and Chairman of TPG Pace Technology and TPG Pace Solutions. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Vacasa, Inc., Playa Hotels and Resorts, and Chairman of Accel Entertainment.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor with significant experience working with public companies, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2017:

Pace Holdings Corp. (SPAC) (2015 to 2017), Playa Hotels and Resorts (2017 to present), Caesars Acquisition Company (2013 to 2017), TPG Pace Holdings (SPAC) (2017 to 2019), TPG Pace Beneficial Finance (SPAC) (2020 to present), TPG Pace Solutions (SPAC) (2021), TPG Pace Tech Opportunities Corp. (SPAC) (2020 to 2021), TPG Pace Beneficial II Corp. (SPAC) (2021 to present), Accel Entertainment, Inc. (2019 to present) and Vacasa, Inc. (2021 to present)

51, Director since March 2007
Senior Partner of TPG and Managing Partner, TPG Pace Group Chairman of the Board, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

ZANE ROWE

Sabre committee membership:

Compensation Committee and Technology Committee

Professional experience:

Mr. Rowe has served as Chief Financial Officer of VMware, Inc. since March 2016, and served as its interim Chief Executive Officer from February 2021 to May 2021. Before joining VMware, he served as Executive Vice President and Chief Financial Officer of EMC Corporation from October 2014 through February 2016. Prior to joining EMC, Mr. Rowe was Vice President of North American Sales of Apple Inc. from May 2012 to May 2014. He was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holdings company, from October 2010 until April 2012 and was Executive Vice President and Chief Financial Officer of Continental Airlines from August 2008 to September 2010. Mr. Rowe serves on the Board of Trustees of Embry-Riddle Aeronautical University.

Director qualifications:

Mr. Rowe’s extensive experience in the travel industry and the technology sector, as well as his financial expertise and experience in sales, operations and strategic roles, provides key contributions to our Board of Directors.

Public company boards served on since 2017:

Pivotal Software, Inc. (2016 to 2019)

51, Director since May 2016
Chief Financial Officer, VMware, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

GREGG SARETSKY

Sabre committee membership:

Technology Committee and Governance and Nominating Committee

Professional experience:

Mr. Saretsky retired in March 2018 from WestJet as President and Chief Executive Officer, a position he held since April 2010 after having joined WestJet in June 2009. During Mr. Saretsky’s tenure, WestJet doubled in size, started a regional airline subsidiary, inaugurated long haul international operations, all while achieving an investment-grade credit rating and recognition from Waterstone Human Capital for Canada’s most admired corporate culture. He was named Alberta’s Business Person of the Year for 2012 by Alberta Venture magazine. In 2013, Mr. Saretsky was also named Top New CEO of the Year by Canadian Business Magazine, an award bestowed on a CEO who has transformed his company within the first five years of his appointment. In addition, he received an Honorary Doctor of Laws from Concordia University in 2014 and was the recipient of the David Foster Foundation Visionary Award as Canada’s National Business Leader of the Year in 2015. Mr. Saretsky began his career in aviation with Canadian Airlines in 1985, after a short period in Commercial Banking, and rose through the ranks to the position of Vice-President, Airports, and Vice-President, Marketing, before joining Alaska Airlines in 1998 as Senior Vice-President, Marketing & Planning and then Executive Vice-President of Flight Operations and Marketing, responsible for the airline’s flight crews, operations, and consumer programs and activities. He led the development of Alaska Airlines’ alliance strategy and was instrumental in building new airline and tour operator partnerships. Mr. Saretsky has served as a board member of the Conference Board of Canada, Calgary Telus Convention Centre, Tourism Vancouver, and the University of British Columbia (UBC) and is currently Board Chair of the Fort McMurray/Wood Buffalo Economic Development & Tourism Corporation, a Director of RECARO, a German Industrial Company and a Director of IndiGo, India’s largest airline and low-cost carrier.

Director qualifications:

Mr. Saretsky’s deep airline industry experience, including as the retired President and Chief Executive Officer of WestJet, and his leadership experience as an executive of airline companies make him a valuable asset to our Board of Directors.

62, Director since July 2020
Retired President and Chief Executive Officer, WestJet

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PROPOSAL 1: ELECTION OF DIRECTORS

JOHN SCOTT

Sabre committee membership:

Compensation Committee (chair), Governance and Nominating Committee, and Executive Committee

Professional experience:

Mr. Scott is an experienced executive in the hospitality, leisure and entertainment industries with more than 25 years of consumer facing business expertise across complex global, multi-unit, multi-brand enterprises. Mr. Scott is a founder and Chairman of Park House, a new private social club business located in Dallas, TX which is redefining the private social club model. He is also Chairman of A&O Hotels, the largest European hybrid hotel and hostel platform which owns and operates 40 assets with more than 25,000 beds and 7,000 rooms throughout Europe. Most recently Mr. Scott served from 2012 through 2015 as President, Chief Executive Officer and a Director of Belmond Ltd., previously Orient-Express Hotels Ltd., a publicly listed company engaged in the ownership and management of a global portfolio of 46 luxury hotel, restaurants, tourist trains and cruise businesses in 22 countries. Prior to joining Belmond Ltd., he served from 2003 until 2011 as President and Chief Executive Officer of Rosewood Hotels & Resorts, an international luxury hotel ownership and management company. Mr. Scott currently serves as a director on the Subway Restaurant board and previously served on the board of Kimpton Hotels and Restaurants, a private hotel and restaurant management company, SMU COX School of Business, and Cedar Fair Entertainment, a leading North American amusement park owner and operator.

Director qualifications:

Mr. Scott’s extensive experience as an executive in the hospitality, leisure and entertainment industries, including as President and Chief Executive Officer of Rosewood Hotels & Resorts and Belmond Ltd., as well as his significant experience in serving on the boards of private and public companies, provides important insights and contributions to our Board of Directors.

Public company boards served on since 2017:

Cedar Fair Entertainment (2010 to 2020)

56, Director since July 2020
Founder and Chairman of Park House

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PROPOSAL 1: ELECTION OF DIRECTORS

WENDI STURGIS

Sabre committee membership:

Governance and Nominating Committee and Technology Committee

Professional experience:

Ms. Sturgis joined the Company as a director in April 2021. She has served as Chief Executive Officer of cleverbridge AG, a global commerce and subscription billing platform, since December 2021. Previously, Ms. Sturgis served as the President of Lyte, Inc., a ticketing/consumer technology platform, from May to December 2021 and as its Chief Revenue Officer from January to April 2021. She has over twenty-five years of experience as a technology and marketing leader at some of the world’s largest tech companies. Prior to Lyte, Ms. Sturgis was a founding executive at Yext (NYSE: Yext) where she worked from 2011 to 2019, serving in multiple roles, including SVP of Sales and Services, Chief Customer Officer, and most recently, CEO of Yext Europe. She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for The Container Store and Kustomer, a private company based in New York City. She has served on multiple boards including Dailyworth.com, Student Transportation of America, Step Up Women’s Network, and Chair of the Georgia Tech Advisory Board. Ms. Sturgis currently serves as a trustee for the Georgia Tech Foundation.

Director qualifications:

We believe that Ms. Sturgis’ significant cybersecurity, technology, and marketing leadership experience, as well as her extensive executive officer experience, make her well qualified to serve as a member of our Board of Directors.

Public company boards served on since 2017:

The Container Store Group, Inc. (2019 to present), TPG Pace Tech Opportunities II Corp. (2020 to present) and Student Transportation of America (2013 to 2018)

54, Director since April 2021
Chief Executive Officer, cleverbridge AG

The Board of Directors unanimously recommends a vote FOR the election of the ten nominees for director.

30	|	Sabre Corporation 2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Director Compensation Program

2021 Compensation

Our Board of Directors, based on recommendations by the Compensation Committee, has adopted a formal compensation program for the non-employee members of our Board of Directors. This compensation program is designed to pay directors an appropriate amount for their services required as a director, while also seeking to align their interests with the long-term interests of our stockholders. When assessing the director compensation program, the Compensation Committee, with the assistance of its compensation consultant, compares the design and the compensation elements of the program to that of our compensation peer group. For information regarding our compensation peer group, see “Compensation Discussion and Analysis—Competitive Positioning” below.

For 2021, this compensation program consisted of the following elements:

Type of Compensation	Dollar Value of Compensation Element

Annual cash retainer	$90,000, paid quarterly

Annual grant of restricted stock unit awards (vests in full on first anniversary of date of grant)	$160,000 value, awarded on March 15

Audit Committee chairman annual cash retainer	additional $30,000, paid quarterly

Audit Committee member annual cash retainer	additional $15,000, paid quarterly

Compensation Committee chairman annual cash retainer	additional $20,000, paid quarterly

Compensation Committee member annual cash retainer	additional $10,000, paid quarterly

Governance and Nominating Committee chairman annual cash retainer	additional $15,000, paid quarterly

Governance and Nominating Committee member annual cash retainer	additional $10,000, paid quarterly

Technology Committee chairman annual cash retainer	additional $15,000, paid quarterly

Technology Committee member annual cash retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant.

Our Chairman of the Board receives an additional annual cash retainer equal to $160,000, payable quarterly in arrears, for service as Chairman of the Board. He receives no additional fees for serving as a committee chairman or member.

Awards granted to non-employee directors (i) from 2014 through May 2016 were pursuant to the 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), (ii) from May 2016 to April 2019 were pursuant to the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), and (iii) after April 2019 were pursuant to the 2019 Director Equity Compensation Plan (the “2019 Director Plan”). If the 2022 Director Plan is approved by stockholders at the Annual Meeting, any awards granted to non-employee directors following the Annual Meeting will be made pursuant to that plan. See “Proposal 3: Approval of the Sabre Corporation 2022 Director Equity Compensation Plan.” Each of the 2014 Omnibus Plan, the 2016 Omnibus Plan, and the 2019 Director Plan was approved by stockholders.

Sabre Corporation 2022 Proxy Statement	|	31

PROPOSAL 1: ELECTION OF DIRECTORS

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan (the “Director Deferral Plan”), a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards and any associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

2021 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2021. Mr. Menke, who is our CEO, does not receive any compensation for his service as a director and is not included in this table. The compensation received by Mr. Menke as an employee is presented in the “2021 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

George Bravante, Jr.	$120,000	$159,996	$279,996

Hervé Couturier	$120,000	$159,996	$279,996

Renée James(3)	$37,596	$159,996	$197,592

Gary Kusin	$103,269	$159,996	$263,265

Gail Mandel	$115,000	$159,996	$274,996

Judy Odom(3)	$34,327	$159,996	$194,323

Joseph Osnoss(3)	$32,692	$159,996	$192,688

Phyllis Newhouse	$77,720	$399,992	$477,712

Karl Peterson	$250,000	$159,996	$409,996

Zane Rowe	$110,000	$159,996	$269,996

Gregg Saretsky	$104,294	$159,996	$264,290

John Scott	$113,516	$159,996	$273,512

John Siciliano(3)	$39,231	$159,996	$199,227

Wendi Sturgis	$74,341	$399,992	$474,333

(1)

The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2021, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 14, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

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PROPOSAL 1: ELECTION OF DIRECTORS

(2)

The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2021 and the aggregate number of shares of our common stock subject to such outstanding restricted stock unit awards held at December 31, 2021 by the non-employee members of our Board of Directors.

Director	Grant Date	Restricted Stock Units Awarded in 2021 (#)		Restricted Stock Units Held at December 31, 2021 (#)

George Bravante, Jr.	03/15/2021	9,552	(a)	9,552	(a)

Hervé Couturier	03/15/2021	9,552		9,552

Renée James	03/15/2021	9,552	(a)	0	(a)

Gary Kusin	03/15/2021	9,552		9,552

Gail Mandel	03/15/2021	9,552		27,409

Phyllis Newhouse	04/28/2021	25,856		22,624

Judy Odom	03/15/2021	9,552	(a)	0	(a)

Joseph Osnoss	03/15/2021	9,552		0

Karl Peterson	03/15/2021	9,552	(a)	9,552	(a)

Zane Rowe	03/15/2021	9,552		9,552

Gregg Saretsky	03/15/2021	9,552		29,195

John Scott	03/15/2021	9,552		29,195

John Siciliano	03/15/2021	9,552	(a)	0	(a)

Wendi Sturgis	04/28/2021	25,856		22,624

(a)

Per election made by the non-employee director under the Director Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board member’s service.

(3)	Ms. James, Ms. Odom and Messrs. Osnoss and Siciliano retired from the Board effective April 28, 2021.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees. Non-employee directors are not otherwise provided perquisites or retirement benefits.

2022 Compensation

In February 2022, the Compensation Committee approved moving the date of the annual grant of restricted stock units to non-employee directors from March 15 to the date of the annual meeting each year. In making this change, the Compensation Committee noted that the March 15 grant date was implemented when the Board of Directors was classified, and the Compensation Committee determined that moving the annual grant to the date of the annual meeting better aligned with the fact that all directors are now elected annually at the annual meeting.

In March 2022, the Compensation Committee, with the assistance of Korn Ferry, reviewed the compensation program for the non-employee members of our Board of Directors. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of the directors’ compensation programs of our peer group. Based on its review, the Compensation Committee recommended no changes to our director compensation program, other than an annual cash retainer for the Lead Director, in addition to the fees described above, of $50,000, which the Board approved effective April 28, 2022.

Sabre Corporation 2022 Proxy Statement	|	33

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022, and is requesting ratification by our stockholders. If our stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2023 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2021 and 2020 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2021	2020

Audit Fees(1)	$8,104	$8,057

Audit-Related Fees(2)	$1,248	$803

Tax Fees(3)	$270	$482

All Other Fees(4)	$12	$10

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933, as amended.

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first regularly scheduled meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first regularly scheduled meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

34	|	Sabre Corporation 2022 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first regularly scheduled meeting of the year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (1) function in the role of management, (2) audit his or her own work, or (3) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance our ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2021 were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2022.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting, and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB.

Sabre Corporation 2022 Proxy Statement	|	35

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

George Bravante, Jr., Chair

Hervé Couturier

Gail Mandel

Phyllis Newhouse

36	|	Sabre Corporation 2022 Proxy Statement

PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

PROPOSAL 3: APPROVAL OF THE SABRE

CORPORATION 2022 DIRECTOR EQUITY

COMPENSATION PLAN

In March 2022, our Board of Directors adopted the Sabre Corporation 2022 Director Equity Compensation Plan (the “2022 Director Plan”), subject to approval by our stockholders at the 2022 Annual Meeting.

We currently have the 2019 Director Plan in place, and as of December 31, 2021, there were 169,808 shares of our common stock available for issuance under the 2019 Director Plan. We do not expect to utilize any additional shares of common stock under the 2019 Director Plan prior to the 2022 Annual Meeting, so we expect to continue to have 169,808 shares of common stock available for issuance as of the 2022 Annual Meeting. Subject to approval of the 2022 Director Plan by stockholders, the 2022 Director Plan will replace the 2019 Director Plan for grants made after the 2022 Annual Meeting, which will also increase the number of shares authorized for issuance to our non-employee directors pursuant to this equity-based compensation plan.

The 2022 Director Plan is intended to promote the interests of Sabre and its stockholders by providing certain compensation to eligible directors of Sabre to encourage the highest level of performance by providing them with a proprietary interest in Sabre’s success and progress by granting them awards under the 2022 Director Plan.

Alignment of 2022 Director Plan with Stockholders’ Interests

The 2022 Director Plan is designed to reinforce the alignment of our compensation opportunities for eligible directors with stockholders’ interests and, as highlighted below, includes a number of provisions that we believe are consistent with good compensation practices.

•	No Discounted Stock Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

•

No Re-pricings/Cash Buyouts without Stockholder Approval. The 2022 Director Plan prohibits, without stockholder approval, a stock option or a stock appreciation right from being repurchased for cash at a time when the exercise or strike price, as applicable, is equal to or greater than the fair market value of the underlying shares. The 2022 Director Plan also prohibits any stock option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2022 Director Plan can be automatically replenished.

•

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

•	No Automatic Grants. The 2022 Director Plan does not provide for “reload” or other automatic grants to participants.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

•	No Tax Gross-ups. The 2022 Director Plan does not provide for any tax gross-ups.

•

Compensation Recovery (“Clawback”). The 2022 Director Plan provides that Sabre is entitled, to the extent permitted or required by applicable law, Sabre policy, or the requirements of any national securities exchange on which Sabre’s shares are listed for trading, to claw back compensation paid by Sabre to a participant under the 2022 Director Plan.

•

No Single Trigger Vesting Upon a Change in Control. The 2022 Director Plan provides that all outstanding equity awards will become exercisable and/or vest in the event of a change in control of Sabre only if these awards are not assumed, continued, or substituted by the surviving corporation, or if the holder’s service on the Board terminates in connection with a change in control of Sabre.

•

No Liberal Share Recycling. Shares of our common stock used to pay the exercise price (whether through actual or constructive transfer) or tax withholding requirements related to any award granted under the 2022 Director Plan may not be regranted, issued, or transferred under the 2022 Director Plan.

Key Data

The following table includes information regarding outstanding equity awards for eligible directors, shares available for grants of future equity awards under the 2019 Director Plan, and total shares of common stock outstanding as of December 31, 2021 (and without giving effect to approval of this Proposal 3):

Total shares underlying outstanding unvested restricted stock unit awards	170,218	(1)

Total shares available for grant under the 2019 Director Plan	169,808	(2)

Total shares available for grant as full-value awards under the 2019 Director Plan	169,808	(3)

Total shares of common stock outstanding	323,500,753

(1)

Represents shares underlying outstanding unvested time-based restricted stock unit awards for eligible directors. As of December 31, 2021, there were no shares underlying outstanding options or outstanding unvested performance-based restricted stock unit (“PSU”) awards for eligible directors.

(2)	Total shares available for grant as of the Annual Meeting are projected to be 169,808.

(3)	Total shares available for grant as full-value awards as of the Annual Meeting are projected to be 169,808.

Based on our historical practice and assuming no change in the number of eligible participants immediately following the Annual Meeting, the Board of Directors believes the shares available for grant under the 2022 Director Plan will be sufficient to cover awards for approximately the next 6 years. Since our initial public offering in April 2014, we granted equity awards (gross equity grants, which do not reflect the impact of cancellations) to eligible directors representing a total of approximately 67,912 shares in 2014, 142,199 shares in 2015, 295,464 shares in 2016, 250,823 shares in 2017, 64,173 shares in 2018, 92,748 in 2019, 208,034 shares in 2020, and 166,336 shares in 2021.

Summary of Terms of the 2022 Director Plan

The principal features of the 2022 Director Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2022 Director Plan, a copy of which is attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. Please refer to Appendix A for more information.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

Term

Awards under the 2022 Director Plan may be granted for a term of ten years following the date that stockholders approve the 2022 Director Plan at the 2022 Annual Meeting.

Administration

The 2022 Director Plan is administered by our Board of Directors, the Compensation Committee of our Board of Directors or such other committee as designated by our Board of Directors (the “Committee”). Among the Committee’s powers under the 2022 Director Plan is the power to determine those individuals who will be granted awards and the amount, type and other terms and conditions of awards. Our Board of Directors may grant awards to the non-employee members of our Board of Directors. The Committee may also prescribe agreements evidencing or settling the terms of any awards, and any amendments thereto; grant awards alone or in addition to, in tandem with, or in substitution or exchange for, any other award, any award of any business entity we are acquiring, or any other right of the plan participant to receive payment from us.

The Committee may delegate its powers and responsibilities under the 2022 Director Plan, in writing, to a sub-committee of our Board of Directors, or to any other individual as the Committee deems advisable, under any conditions and subject to any limitations that the Committee may establish.

The Committee has discretionary authority to interpret and construe any and all provisions of the 2022 Director Plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the 2022 Director Plan as it deems appropriate. Decisions of the Committee will be final, binding and conclusive on all parties.

On or after the date of grant of any award, the Committee may accelerate the date on which any award becomes vested, exercisable, or transferable. The Committee may also extend the term of any such award (including the period following a termination of a participant’s provision of services during which any such award may remain outstanding); waive any conditions to the vesting, exercisability or transferability of any such award; grant other awards in addition to, in tandem with or in substitution or exchange for any award granted under the 2022 Director Plan or any equity compensation plan of any business entity we are acquiring; or provide for the payment of dividends or dividend equivalents with respect to any such award, provided that no dividend equivalents may be paid on any award until such time as the underlying award has vested, and any dividends payable in respect of awards of restricted stock may not vest unless and until the restricted stock awards to which such dividends relate have also vested. The Committee does not have the authority and may not take any such action described in this section to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

We will not reprice any stock option or stock appreciation right without the approval of our stockholders.

Shares Available for Issuance

•	Available Shares. The aggregate number of shares of our common stock which may be issued under the 2022 Director Plan may not exceed the sum of:

(1)	830,000 shares,

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

(2)	the number of shares that remain available for issuance under the 2019 Director Plan as of April 27, 2022, and

(3)

the number of shares subject to outstanding awards under the 2019 Director Plan that may become available if the underlying awards expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such plan.

•	The shares to be delivered under the 2022 Director Plan may be authorized and unissued shares or shares held in or acquired for our treasury, or both.

In general, if awards under the 2022 Director Plan expire or are forfeited, cancelled or terminated without the issuance of shares, or are settled for cash in lieu of shares, or are exchanged for an award not involving shares, the shares covered by such awards will again become available for the grant of awards under the 2022 Director Plan. However, if the exercise price or tax withholding requirements related to any award under the 2022 Director Plan are satisfied through our withholding of shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, the number of shares equal to such withheld or transferred shares, as applicable, will no longer be available for issuance under the 2022 Director Plan.

Shares covered by awards granted pursuant to the 2022 Director Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as issued under the 2022 Director Plan.

Individual Director Share Limits Per Fiscal Year under the 2022 Director Plan

•

Initial Appointment Awards. The aggregate values of options and other stock-based awards granted to any participant in connection with his or her initial appointment as a non-employee director may not exceed $600,000, determined based on the aggregate fair market value of the awards on the grant date.

•

Other Awards. The aggregate values of options and other stock-based awards granted to any participant in a single fiscal year may not exceed $500,000, determined based on the aggregate fair market value of the awards on the grant date.

Individual Limits on Cash Awards

•

Cash Awards. The amount payable with respect to any cash award granted under the Plan to any participant in a single fiscal year, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000.

Eligibility for Participation

The individuals eligible to receive awards under the 2022 Director Plan are those members of the Board who are not also employees of Sabre or any of its subsidiaries at the time such award is granted, as selected by the Committee.

Effective as of January 1, 2022, ten directors would be eligible to participate in the 2022 Director Plan. During 2021, a total of 14 directors received awards under the 2019 Director Plan.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

Cash Awards

The Committee may grant cash awards. Cash awards may be settled in cash or in other property, including shares of our common stock.

Stock Options and Stock Appreciation Rights

The Committee may grant non-qualified stock options to purchase shares of our common stock. The Committee will determine the number of shares of our common stock subject to each option, the vesting schedule (provided that no option may be exercisable after the expiration of ten years after the date of grant), the method and procedure to exercise vested options, restrictions on transfer of options and any shares acquired pursuant to the exercise of an option, and the other terms of each option. The exercise price per share of common stock covered by any option may not be less than 100% of the fair market value of a share of common stock on the date of grant.

Other Stock-Based Awards

The Committee may grant other stock, stock-based or stock-related awards in such amounts and subject to such terms and conditions as determined by the Committee. Each such other stock-based award may (i) involve the transfer of actual shares of our common stock to the participant, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each award must be denominated in, or must have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Stockholder Rights

No person will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2022 Director Plan until the date of the issuance of such shares on our books and records.

Amendment and Termination

Notwithstanding any other provision of the 2022 Director Plan, our Board of Directors may at any time suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a national securities exchange requires stockholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval.

Transferability

Awards granted under the 2022 Director Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of non-qualified stock options subject to conditions and limitations as determined by the Committee; however, awards may be transferred during the lifetime of the participant, and may be exercised by these

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

transferees during the lifetime of the participant, but only to the extent the transfers are permitted by the Committee.

Change in Control

Except as otherwise set forth in a participant’s award agreement, in the event (i) a participant’s service on the Board terminates in connection with a change in control of Sabre or (ii) of a change in control of Sabre in which outstanding awards are not assumed, continued, or substituted by the surviving corporation:

•

All deferral of settlement, forfeiture conditions and other restrictions applicable to awards granted under the 2022 Director Plan will lapse and such awards will be deemed fully vested as of the time of the change-in-control transaction without regard to deferral and vesting conditions, and

•	Any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested as of the time of the change in control of Sabre.

New Plan Benefits

All awards made under the 2022 Director Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2022 Director Plan are not determinable at this time. The closing price of our common stock, as reported on the Nasdaq Stock Market, on February 28, 2022 was $10.93 per share. Under our current compensation program for non-employee members of our Board of Directors, following the Annual Meeting, each eligible director will receive the annual grant of restricted stock unit awards with a grant date value of $160,000, which will vest in full on the first anniversary of the date of grant. The number of shares to be received pursuant to this grant will depend on the closing stock price on the date of the Annual Meeting. See “Proposal 1: Election of Directors—Director Compensation,” which provides information on the equity awards granted to our non-employee directors in 2021.

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of the awards to be made under the 2022 Director Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2022 Director Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding tax deduction.

Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock award, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding tax deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding tax deduction.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction.

Other Stock-Based Awards

The grant, exercise or settlement of other stock-based awards granted under the 2022 Director Plan may be taxable based on the specific terms and conditions of such awards.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2022 Director Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2022 Director Plan.

Required Vote

At the Annual Meeting, stockholders will be asked to approve the 2022 Director Plan. This proposal requires the affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock, entitled to vote and present in person at the Annual Meeting or represented by proxy, voting together as a single class.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2022 DIRECTOR EQUITY COMPENSATION PLAN

Abstentions will be counted toward the tabulation of votes cast on the approval of the proposal to approve the 2022 Director Plan, and will have the same effect as votes against that proposal.

The Board of Directors unanimously recommends a vote FOR approval of the Sabre Corporation 2022 Director Equity Compensation Plan.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by stockholders	17,055,978	$13.27	18,167,783

Equity compensation plans not approved by stockholders	—	—	—

(a)

Includes shares of common stock to be issued upon the exercise of outstanding options under our 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”), 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”), 2019 Director Plan, 2016 Omnibus Plan, 2014 Omnibus Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Sovereign 2012 MEIP”), and the Sovereign Holdings, Inc. Stock Incentive Plan (the “Sovereign MEIP”). Also includes 14,012,702 restricted stock units under our 2021 Omnibus Plan, 2019 Omnibus Plan, 2016 Omnibus Plan, and 2014 Omnibus Plan (including shares that may be issued pursuant to outstanding performance-based restricted share units, assuming the target award is met; actual shares may vary, depending on actual performance).

(b)	Excludes restricted stock unit awards which do not have an exercise price.

(c)	Excludes securities reflected in column (a).

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PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In “Compensation Discussion and Analysis” and the executive compensation tables following that section, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in Compensation Discussion and Analysis, the Compensation Committee seeks to observe the following principles, while balancing them with the context of the current uncertain COVID-19 pandemic environment and the corresponding need to respond quickly to any related challenging circumstances that may result from the pandemic:

•

Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

For a more detailed discussion of how our executive compensation program reflects these objectives, policies, and principles, including information about the 2021 compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee and our Board of Directors believe that the policies, practices, and compensation components described in “Compensation Discussion and Analysis” are effective in achieving our objectives in light of the current environment.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the objectives, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

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PROPOSAL 4: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal is being presented pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory and is therefore not binding on us, the Compensation Committee, or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2021 for our named executive officers. For 2021, our named executive officers were:

Name	Position
Sean Menke	President and Chief Executive Officer(1)
Douglas Barnett	Executive Vice President and Chief Financial Officer
Wade Jones	Executive Vice President and Chief Product Officer
Roshan Mendis	Executive Vice President and Chief Commercial Officer
David Shirk	Executive Vice President, Sabre and President, Travel Solutions(2)

(1)	In connection with the election of Kurt Ekert as President of Sabre on January 3, 2022, Mr. Menke began serving solely as Chief Executive Officer as of that date.

(2)	Mr. Shirk stepped down as Executive Vice President and President, Travel Solutions on December 31, 2021 and began serving as Senior Advisor on January 1, 2022.

Executive Summary

Business Overview

In spite of the COVID-19 pandemic, global travel trends gradually improved during 2021 but still remained significantly below pre-pandemic levels. As a result, notwithstanding uncertainty from continued travel restrictions and the impacts of COVID-19 variants, we experienced improvement from 2020, which was reflected in our full-year 2021 results:

•	Revenue totaled $1.7 billion, a 27% improvement versus revenue of $1.3 billion in 2020.

•	Operating loss was $665 million, a significant improvement versus operating loss of $988 million in 2020.

•

Net loss attributable to common stockholders totaled $950 million, an improvement versus net loss of $1.3 billion in 2020, and diluted net loss attributable to common stockholders per share was $2.96 versus $4.45 in 2020.

•	Adjusted EBITDA was negative $261 million, an improvement versus Adjusted EBITDA of negative $448 million in 2020.

•	Adjusted Operating Loss totaled $459 million, versus Adjusted Operating Loss of $745 million in 2020, and Adjusted EPS was ($2.21), versus $(3.20) in 2020.

•	With regards to Sabre’s full year 2021 cash flows (versus prior year):

•	Cash used in operating activities totaled $415 million (versus $770 million),

•	Cash used in investing activities totaled $29 million (versus $1 million),

•	Cash used in financing activities totaled $51 million (versus cash provided by financing activities of $1.8 billion),

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COMPENSATION DISCUSSION AND ANALYSIS

•	Capitalized expenditures totaled $54 million (versus $65 million), and

•	Free Cash Flow was negative $469 million, versus Free Cash Flow of negative $836 million in 2020.

See Appendix B for a reconciliation of certain non-GAAP and GAAP financial measures presented.

Addressing the 2021 Say-on-Pay Vote

Our annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program, and the Compensation Committee takes the result of this vote into account when determining the compensation of our executive officers. We were disappointed to receive low support for our say-on-pay proposal at our 2021 Annual Meeting. Following the vote, we actively sought feedback from stockholders to better understand what motivated their votes and what actions we could take to address their concerns related to our executive compensation program.

Our Compensation Committee considered the 2021 vote result and the feedback we received as it evaluated the design of our executive compensation program for 2022, as described below. In addition, we have implemented other changes that affect our executive compensation program design:

•	The Compensation Committee engaged a new independent compensation consultant, Korn Ferry, effective September 2021.

•	The Board elected a new Chair of the Compensation Committee, John Scott, in April 2021.

•	We hired a new Executive Vice President and Chief People Officer, Shawn Williams, in August 2020.

2021 Stockholder Engagement

In response to the low support for our 2021 vote and in connection with our annual stockholder engagement program described below, beginning in the fall of 2021 we contacted 31 stockholders, representing approximately 79% of our outstanding shares (as of the initial date for our outreach program). We met with all of the stockholders that requested a meeting, resulting in 11 meetings with stockholders, including five of our top ten stockholders.

2021 Stockholder Engagement Program – Highlights and Statistics

Scope of Outreach

• Contacted 31 stockholders, representing approximately 79% of our outstanding shares

• Met with 11 stockholders, representing approximately 33% of our outstanding shares (including 5 of our top 10 stockholders)

Outreach Team	• Chairman of the Board • Chair of the Compensation Committee (new to role as of April 2021) • Members of the management team (subject matter experts)

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COMPENSATION DISCUSSION AND ANALYSIS

2021 Stockholder Engagement Program – Highlights and Statistics

Topics Discussed

• Our executive compensation program, including short- and long-term incentive structure, and rationale for low support for the 2021 say-on-pay vote

• Our response to the effects of the COVID-19 pandemic on the travel industry and its impact on the design of our compensation program

• Our ongoing focus on Board and committee refreshment and our governance structure

Over the course of the stockholder meetings, we received valuable input relative to concerns that led to our low say-on-pay vote result in 2021, as well as suggestions for potential adjustments to consider moving forward. In general, stockholders understood the reasons for the Compensation Committee’s changes to our executive compensation program in 2020 and 2021, given the unprecedented effects of the COVID-19 pandemic on our business. Stockholders generally expressed a desire, however, to return to an executive compensation program design similar to the one we implemented in early 2020, prior to the disruption to the travel industry caused by the COVID-19 pandemic. The Compensation Committee had implemented this program design in early 2020 after considering prior investor feedback, as well as competitive market compensation factors.

This feedback, along with input from the Compensation Committee’s new independent compensation consulting firm, informed the Compensation Committee’s discussion and review of our overall approach to compensation and the design of our 2022 executive compensation program, as highlighted below.

What we heard	What we did

Preference for more emphasis on performance-based compensation	✓ Granted 50% of annual grant date fair values of long-term equity incentive awards to our named executive officers in performance-based awards in 2022

Preference for incentives to be based on financial metrics	✓ Selected Adjusted Free Cash Flow as the metric for performance-based restricted stock unit (“PSU”) awards granted in 2022

Concern over pay-for-performance alignment

✓ Reduced the payout for outstanding PSUs with 2021 performance periods from 150% to 125% of target and reduced the annual cash incentive payouts under the 2021 EIP from 100% to amounts that ranged from 85% to 95% of target

Preference for long-term incentives to contain a multi-year performance period	✓ Returned to including a three-year performance period for PSUs granted in 2022

Concern over off-cycle retention awards to current executives	✓ Committed to not granting off-cycle time-based restricted stock unit awards to current executive officers for at least five years, beginning in 2022

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COMPENSATION DISCUSSION AND ANALYSIS

What we heard	What we did

Preference for the inclusion of relative performance metrics in long-term incentive awards	✓ Included a relative total stockholder return (“TSR”) performance modifier for PSUs granted in 2022

Focus on the ability to retain executives during the recovery of the travel industry from the COVID-19 pandemic	✓ Included time-based restricted stock units in the 2022 equity awards

Preference that executive compensation program design is aligned with key strategic activities, including the technology transformation

✓ 30% of the 2022 annual incentive awards for executive officers, other than the CEO, the CFO and the President, will be based on measurable business unit/staff function objectives designed to align with key strategic activities, including the technology transformation

We believe that the changes we have made to our executive compensation program are responsive to the feedback we received from our stockholders and will help enhance our executive compensation program in a manner that benefits stockholders, as well as align with our strategy and further support our pay-for-performance philosophy.

2022 Executive Compensation Program

As noted above, during our outreach program, stockholders generally expressed a desire to return to an executive compensation program design similar to the one in place before the significant disruption caused by the COVID-19 pandemic.

In the first quarter of 2022, the Compensation Committee took certain actions with respect to the 2022 compensation of our named executive officers, including the following:

•

Annual cash incentive performance measures. For the CEO, the CFO and the President, the performance measures for 2022 under our annual cash Executive Incentive Program (“EIP”) will be based on Adjusted EBITDA (100% of funding formula). For the remaining executive officers, the performance measures for 2022 will be based on Adjusted EBITDA (70% of funding formula) and 30% on measurable business unit/staff function objectives.

•

Long-term incentive awards. Granted long-term incentive awards in March 2022, after setting the long-term incentive compensation award value for each named executive officer. This award value was divided into separate grants consisting of PSUs (50%) and a time-based restricted stock unit award (50%), as discussed below.

•

PSUs. The PSUs granted in March 2022 will utilize Adjusted Free Cash Flow as the performance measure. The PSUs have a three-year performance period, with the potential to earn up to 200% of the target number of PSUs based on our actual performance against the Adjusted Free Cash Flow metric during the three-year performance period, with a TSR modifier based on our common stock’s price relative performance to the S&P Composite1500 Information Technology index, which will increase or decrease the number of PSUs earned, subject to a maximum payout.

•

Time-based restricted stock unit award. The time-based restricted stock units granted in March 2022 will vest ratably on an annual basis over three years, subject to the named executive officer’s continued employment through the applicable vesting date.

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COMPENSATION DISCUSSION AND ANALYSIS

Evolution of Our Executive Compensation Program in 2020 and 2021

We experienced significant shifts in the executive compensation environment in 2020 and 2021:

•	February 2020. We announced a set of strategic initiatives that we expect will position us to accelerate growth, increase margins and create long-term stockholder value.

•	Early March 2020. After considering stockholder feedback and market compensation practices, the Compensation Committee implemented significant design changes to our PSUs for our executive officers:

•	Approximately one-half of these PSUs were to be earned based on Adjusted Free Cash Flow metric (based on a three-year performance measurement period)

•	Approximately one-half of these PSUs were to be earned based on Adjusted EBITDA metric (based on three consecutive one-year performance periods)

•	Mid-March 2020. The COVID-19 pandemic resulted in a sudden and severe disruption in global travel and represented a massive challenge to the travel industry.

•	We experienced a rapid decline in airline and hotel bookings, exacerbated by significant bookings cancellations.

•	The pandemic placed us at a severe disadvantage compared to many other technology companies with which it competes for talent.

•

April 2020 through 2021. Due to ongoing effects of COVID-19, including variants, and regional travel restrictions, the global outlook continued to be uncertain, including the recovery trajectory for the travel industry. These effects directly and significantly impacted our revenue, earnings and free cash flow for 2020 and 2021.

In response to the effects of COVID-19, the Compensation Committee took decisive actions in 2020 and 2021 to help address the disadvantages we faced in recruiting and retaining key talent, including:

•	Modified the 2020 annual cash incentive plan metrics and capped payments at 50% of target.

•	Granted time-based restricted stock unit awards to its executive officers in June 2020 and to the CEO in March 2021 to help ensure retention of key executives.

•	Updated the performance metrics of outstanding PSUs with 2020, 2021 and/or 2022 performance periods; see “—2021 Equity Awards.”

•

Established an annual incentive framework for 2021 that decreased the maximum potential payout from 200% to 100% of target and would not pay out if an Adjusted Free Cash Flow target amount was not achieved, with performance metrics based on expense reduction, GDS bookings, passengers boarded, central reservation transactions and technology transformation goals.

These actions allowed us to continue our ongoing focus on implementing the technology transformation and other strategic initiatives, while helping to recruit and retain key talent during this challenging period. As discussed above, after taking into account stockholder feedback, we have returned to an executive compensation program design in 2022 that is more consistent with the program design in place prior to the impact of the pandemic.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Strategy

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to help advance three principal objectives:

•

Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term strategy and performance, including through grants of performance-based equity awards.

•	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers.

•

Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

2021 Annual and Long-Term Incentive Results

With respect to 2021, the Compensation Committee approved the following results regarding our annual cash and long-term incentives:

•

Annual cash incentive results. For the 2021 annual cash incentive program, the maximum payout potential was 100% of the target opportunity, rather than the historical maximum payout potential of 200% of the target opportunity. In March 2022, the Compensation Committee reviewed our annual cash incentive results for 2021. Based on this review, the Compensation Committee determined that the metrics under the 2021 EIP had been achieved, which would have resulted in a payout equal to 100% of the named executive officers’ target annual cash incentive target; however, the Compensation Committee took into account Sabre’s and individual executive officers’ performance in 2021, and approved annual cash incentive payouts under the 2021 EIP in amounts that ranged from 85% to 95% of the named executive officers’ target annual cash incentive. See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” below.

•

Long-term incentive results. In March 2022, the Compensation Committee reviewed our progress in achieving the updated metrics with respect to PSUs with 2021 performance periods. Based on this review, the Compensation Committee determined that, although 150% of the target award for the outstanding PSUs with 2021 performance periods was achieved, the Committee reduced the payout for outstanding PSUs with 2021 performance periods to 125% of target. See “—Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation” below.

Compensation Program Overview

What we do	What we don’t do

✓ IndependentCompensation Committee consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and analysis of our executive compensation program	X No pension plans. We do not currently offer, nor do we have plans to provide, supplemental pension arrangements or defined benefit pension plans to our executive officers

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COMPENSATION DISCUSSION AND ANALYSIS

What we do	What we don’t do

✓ Annualexecutive compensation review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market

X No tax reimbursements on severance or change-in-control payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments

✓ Compensationat-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders

X  No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees

✓ Performance-based incentives. We use performance-based annual and long-term incentives	X Limited perquisites. We provide only limited perquisites and other personal benefits to our executive officers

✓ Multi-yearvesting requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives

X  Hedging and pledging prohibited. Our Insider Trading Policy prohibits employees that are recipients of equity grants, including our executive officers, and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock

✓ Clawbackpolicy. We maintain an Executive Compensation Recovery Policy (also referred to as a “clawback” policy)	X No stock option repricings. We prohibit the repricing of outstanding stock options to purchase our common stock without prior stockholder approval

Compensation Philosophy and Principles

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including our named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also generally apply to the compensation of our salaried employees. Within this framework, we seek to observe the following principles, while balancing them within the context of the current uncertain

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COMPENSATION DISCUSSION AND ANALYSIS

COVID-19 pandemic environment and the corresponding need to respond quickly to any related challenging circumstances that may result from the pandemic:

•

Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in helping to align our executive compensation program with the creation of sustainable long-term stockholder value.

2021 Total Direct Compensation Mix

We believe our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s target total direct compensation opportunity on annual and long-term incentives that depend upon our performance. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives. Information regarding Mr. Menke’s target total direct compensation mix for 2021, which excludes the March 15, 2021 grant of time-based restricted stock unit awards, is set forth below.

(1)	Excludes the March 15, 2021 grant of time-based restricted stock unit awards, which was awarded in addition to Mr. Menke’s target total direct compensation package for 2021.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, the Compensation Committee believes that Mr. Menke’s target incentive compensation for 2021, excluding the March 15, 2021 grant of time-based restricted stock unit awards, was comprised of an appropriate mix of long-term elements (PSU awards) and short-term elements (an annual cash incentive target), consistent with our emphasis on pay-for-performance:

(1)	Excludes the March 15, 2021 grant of time-based restricted stock unit awards, which was awarded in addition to Mr. Menke’s target total direct compensation package for 2021.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including our named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has responsibility for reviewing and determining the compensation of our CEO at least annually. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including our other named executive officers, and it also approves the terms of any employment offers for our executive officers. In doing so, the Compensation Committee is responsible for helping to ensure that the compensation of our executive officers, including our named executive officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our People Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain other executive officers regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

Our CEO evaluates the performance of each of our other executive officers, including our other named executive officers. Our CEO then reviews each executive officer’s target total direct compensation opportunity and based on his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are approved by the Compensation Committee.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. Effective September 2021, the Compensation Committee engaged Korn Ferry as its compensation consultant to assist it with compensation matters. One or more representatives of Korn Ferry attend regularly scheduled meetings of the Compensation Committee, respond to inquiries from members of the Compensation Committee, and provide their analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Korn Ferry beginning in September 2021 included the following:

•	Assisted in the review of our compensation peer group.

•	Provided input and guidance on the design of our executive compensation program, taking into account the say-on-pay results at the 2021 Annual Meeting and stockholder feedback.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO and new hires.

•	Analyzed various design alternatives for the long-term incentive compensation program.

•	Provided ad hoc advice and support throughout the engagement.

The Compensation Committee had previously engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. The nature and scope of services provided to the Compensation Committee by Compensia through August 2021 included the following:

•	Monitored the responses with respect to executive compensation of peer group and other travel industry companies to the COVID-19 pandemic.

•	Provided input and guidance regarding decisions of the Compensation Committee with respect to executive compensation actions taken in response to the impacts of the COVID-19 pandemic.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

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•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO and new hires.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Analyzed various design alternatives for the long-term incentive compensation program.

•	Provided ad hoc advice and support throughout the engagement

Competitive Positioning

At least annually, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including our named executive officers.

In December 2020, the Compensation Committee, with the assistance of Compensia, reviewed the compensation peer group to be used as a reference for purposes of its deliberations on our 2021 executive compensation program. Given the fluid circumstances underlying the COVID-19 pandemic and the ongoing uncertainty related to Sabre and the industry, the Compensation Committee determined not to make any changes to the peer group at that time.

This compensation peer group, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisted of the following companies with respect to 2021 executive compensation matters:

Alliance Data Systems Corporation	Maximus, Inc.
Broadridge Financial Solutions, Inc.	NortonLifeLock Inc.
CACI International Inc.	Nuance Communications, Inc.
Citrix Systems, Inc.	Science Applications International Corporation
CoreLogic, Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	Verisk Analytics, Inc.
Gartner, Inc.	The Western Union Company
Genpact Limited	WEX Inc.

In previously selecting this compensation peer group, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services, SaaS companies, and other companies in related industries, companies with revenues between approximately $2.0 billion to $7.9 billion (or between approximately 0.5x to 2.0x of our preceding four quarters of revenue), and companies with market capitalization of approximately $1.8 billion to $17.9 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). Further, the Compensation Committee considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0%, positive operating income over the prior four quarters, and are SaaS-based companies.

Competitive comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The

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Radford survey provides market data for executive positions that may not be available from publicly-available SEC filings and other information related to trends and competitive practices in executive compensation.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serves as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, internal equity, and external factors.

In December 2021 and February 2022, the Compensation Committee, with the assistance of Korn Ferry, reviewed the compensation peer group to be used as a reference for purposes of its deliberations on our 2022 executive compensation program. Following this review, the Compensation Committee determined that, other than the removal of CoreLogic, Inc. which was acquired during 2021, no changes to the peer group were needed at that time.

The Compensation Committee, with the assistance of its compensation consultant, reviews the compensation peer group annually.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program, including executive compensation actions taken in response to the effects of the COVID-19 pandemic. In evaluating the elements of our executive compensation program, the Compensation Committee assesses each element to help ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•

Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•

Minimum Performance Measure Thresholds. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate performance objectives for our overall benefit, does not pay out unless pre-established target levels for one or more financial measures are met.

•

Long-Term Incentive Compensation Vesting. Our long-term equity- and cash-based incentives have multi-year vesting requirements. These long-term incentive programs complement our annual cash incentive compensation plan and include awards that are earned and pay out only upon meeting specific performance objectives.

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•

Capped Annual Cash Incentive and PSU Awards. Awards in 2021 under the annual cash incentive compensation plan and grants of PSU awards were capped at 100% and 150%, respectively, of the target award level.

Compensation Elements of 2021 Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The chart below provides information on the principal elements of total direct compensation in 2021 and is intended to illustrate our overall objectives relative to our executive compensation program.

Long-term equity-based compensation	PSU awards	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value

Annual cash compensation	Annual incentive	Supports and encourages the achievement of our specific annual corporate goals as reflected in our annual operating plan
	Base salary	Provides a consistent and fixed amount of annual cash income

In March 2021, our CEO also received a time-based restricted stock unit award. For additional information on this award, see “—March 2021 Time-Based Restricted Stock Unit CEO Award.”

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including our named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including our named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, retention purposes, internal equity, and external factors.

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2021 Base Salary Decisions

In March 2021, the Compensation Committee reviewed the base salaries of our executive officers, including our named executive officers, and approved the following base salaries, effective April 2021:

Named Executive Officer	Base Salary	% Increase from 2020 Base Salary

Sean Menke	$1,000,000	2.56%

Douglas Barnett	$722,625	2.50%

Wade Jones	$640,625	2.50%

Roshan Mendis	$512,500	2.50%

David Shirk	$722,625	2.50%

As noted above, the Compensation Committee considered several factors in approving these base salaries, including an assessment of competitive market data and each executive officer’s contributions towards meeting our financial objectives, as well as the objective of moving certain executives’ base salaries closer to the median of the competitive market for similarly-situated executives at the companies in our compensation peer group.

The base salaries paid to our named executive officers during 2021 are set forth in the “2021 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our officers at the level of senior vice president or above, which includes our named executive officers, are eligible to receive annual cash incentive payments under our Executive Incentive Program, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

Annual Cash Incentive Target

For purposes of the 2021 EIP, the annual cash incentive target for each of our eligible executive officers, including our named executive officers, was expressed as a percentage of his or her base salary during 2021 and was as follows:

Named Executive Officer	2021 Cash Incentive Target (as a percentage of base salary)	Potential Payout
Sean Menke	150%	0% to 100% of target

Douglas Barnett	100%	0% to 100% of target

Wade Jones	85%	0% to 100% of target

Roshan Mendis	85%	0% to 100% of target

David Shirk	100%	0% to 100% of target

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Historically, the maximum potential payout for the EIP has been 200% of the opportunity. For the 2021 EIP, the Compensation Committee reduced the maximum potential payout to 100% of the opportunity.

The annual cash incentive targets were established by the Compensation Committee based on its consideration of various factors such as each executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

Corporate Performance Measures and Weights

In the first quarter of 2021, when the Compensation Committee was establishing goals for the 2021 EIP, the COVID-19 pandemic was continuing to significantly impact the travel industry and, correspondingly, our financial results. In addition, at that time, there was significant uncertainty in determining when the post-COVID-19 environment would take effect and how that environment would affect the industry. In light of this ongoing impact and uncertainty, the Compensation Committee sought to implement a 2021 executive compensation program that was designed to address the ongoing need to provide for a competitive executive compensation program that was aligned with stockholders’ interests. In connection with these objectives, the Compensation Committee sought to establish goals that it considered to be appropriate in the continuing COVID-19 pandemic and that were tied to our achievement of internally dependent goals designed to help benefit us in a recovery from the pandemic.

As a result, in the first quarter of 2021, the Compensation Committee approved the following for our 2021 EIP for our named executive officers:

For the 2021 annual cash incentive program, the maximum payout potential was limited to 100% of the target opportunity, rather than the historical maximum payout potential of 200% of the target opportunity.

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Adjusted Free Cash Flow was defined as Free Cash Flow less capital expenditures, and total spend was defined as non-transaction-based expenses, excluding certain incremental investments and financing activity costs. The independent measures were based on the extent to which we achieved in 2021 specified net new GDS bookings (representing a 1.3% increase from 2019 base bookings), passengers boarded growth (representing a 1.3% growth over 2019 based passengers boarded), and central reservation transactions growth (representing approximately a 12% year-over-year growth over the 2019 base), and meeting certain specified goals in implementing our technology transformation and our billing platform. The Compensation Committee selected Adjusted Free Cash Flow and total spend as targets, given the focus of stockholders on our cash position in 2021. The Compensation Committee chose GDS bookings growth, passengers boarded growth, and central reservations transactions growth, given the extent to which these items support our revenue growth, and the Compensation Committee selected technology transformation and billing platform goals, given the extent to which the successful completion of these items are expected to create a platform for future stability and cost reductions.

In February 2022, the Compensation Committee determined that we achieved or exceeded our Adjusted Free Cash Flow and total spend targets for 2021, and that we exceeded the targets for GDS bookings growth, passengers boarded growth, and central reservations transactions growth, as well as achieved the specified goals for implementing our technology transformation and our billing platform. Based on this review, the Compensation Committee determined that the metrics under the 2021 EIP had been achieved, which would have resulted in a payout equal to 100% of the named executive officers’ target annual cash incentive; however, the Compensation Committee took into account Sabre’s and individual executive officers’ performance in 2021, and approved annual cash incentive payouts under the 2021 EIP in amounts that ranged from 85% to 95% of the named executive officers’ target annual cash incentive, as follows:

Named Executive Officer	2021 Cash Incentive Target	2021 Actual Cash Incentive Payment	2021 Actual Cash Incentive Payment as a Percentage of Cash Incentive Target

Sean Menke	$1,490,753	$1,341,678	90%

Douglas Barnett	$718,279	$682,365	95%

Wade Jones	$541,256	$487,130	90%

Roshan Mendis	$433,005	$389,705	90%

David Shirk	$718,279	$610,537	85%

The cash incentives actually paid to our named executive officers for 2021 are included in the “2021 Summary Compensation Table” below.

Long-Term Incentive Compensation

We have used long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to help align the financial interests of our executive officers, including our named executive officers, with those of our stockholders. We also have sought to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including our named executive officers, the Compensation Committee considers several factors, including

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our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendation of our CEO (with respect to our other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

2021 Equity Awards

The Compensation Committee approved equity awards in the form of PSUs to our named executive officers, which were granted on March 15, 2021. For 2021, the Compensation Committee set the long-term incentive compensation award value for each named executive officer, with the size of the award value based on the factors discussed above. The annual equity awards granted in March 2021 were as follows:

Named Executive Officer	2021 PSU Award Value	2021 Amount of PSU Award
Sean Menke	$7,000,000	417,910
Douglas Barnett	$2,500,000	149,254
Wade Jones	$1,500,000	89,552
Roshan Mendis	$1,500,000	89,552
David Shirk	$2,500,000	149,254

One-half of the PSUs will vest in March 2024, and one-half vest annually in three equal tranches, beginning in March 2022, subject to the named executive officer’s continued employment through the applicable vesting date. The Compensation Committee believes that this approach provides a combination of a long-term and annual performance periods, which is designed to help align the executive with stockholder interests while providing a retention feature.

The total number of units eligible to be earned under the PSU awards ranged from zero to 150% of the number of units granted, depending on the degree to which we achieved expense reduction and Adjusted Free Cash Flow targets for 2021. If we did not achieve a minimum expense reduction threshold for 2021, none of the PSUs would have vested. If this threshold requirement was met, then 50% to 100% of the target award would have vested, based on our expense reductions for 2021. The expense reduction metric funding began at funding 50% if we met 95% of our target total spend (defined as non-transaction-based expenses, but excluding certain incremental investments and financing activity costs) for 2021 of $1,129 million, with 100% of funding occurring if 97% of our target total spend was met. Thereafter, 100% to 150% of the target award would have vested, based on the extent to which we exceed an Adjusted Free Cash Flow target for 2021. Funding above 100% would have occurred if we achieved at least 105% of our Adjusted Free Cash Flow target of ($437) million, with a cap of 150% of funding if we achieved 125% of the Adjusted Free Cash Flow target for 2021. The Compensation Committee believed that these goals were designed to reward our executives for company achievement of internally dependent cost savings initiatives, as well as to help align performance with growth opportunities as the travel industry recovered.

In addition, the Compensation Committee determined in March 2021 that the metrics with respect to outstanding PSU awards with 2021 and 2022 performance periods would be impossible to achieve, given

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the ongoing impact of the COVID-19 pandemic and the related severe drop in our Free Cash Flow and Adjusted EBITDA. For 2021, our Free Cash Flow and Adjusted EBITDA continued to be negative during the severely restricted travel environment associated with the COVID-19 pandemic. As a result, the Compensation Committee reviewed the metrics with respect to outstanding PSU awards with 2021 and 2022 performance periods that were granted prior to 2021, in the context of the significant uncertainty related to the subsequent impact of the COVID-19 pandemic on our future financial results. Based on this review, in March 2021, the Compensation Committee replaced the existing performance metrics for PSUs outstanding as of that date that were granted prior to 2021 and that had 2021 and 2022 performance periods with the 2021 metrics described above; however, the vesting dates of these awards did not change.

In March 2022, the Compensation Committee evaluated our achievements regarding the 2021 performance criteria. Based on this review, the Compensation Committee determined that we achieved the total spend metric and that we achieved 162% of our Adjusted Free Cash Flow target, which would have resulted in achievement of 150% of the target award for the outstanding PSUs with 2021 performance periods. However, the Compensation Committee considered our stock price performance during 2021, as well as the amendment of PSUs with 2021 and 2022 performance periods described above and investor feedback regarding this amendment, and the Committee reduced the payout for outstanding PSUs with 2021 performance periods to 125% of target.

March 2021 Time-Based Restricted Stock Unit CEO Award

As discussed above, the Compensation Committee noted that, as a technology solutions provider, Sabre directly competes for executive and key employee talent within the technology industry. The Compensation Committee also considered the tremendous challenges that the travel industry continued to face in 2021 as a result of the COVID-19 pandemic environment. In particular, the Compensation Committee focused on talent and retention concerns in light of the disparate impact of COVID-19 on Sabre as compared to many other technology companies, potentially providing these companies with a competitive advantage in recruiting our key talent, including the new leadership engaged to help execute our strategic initiatives.

To address retentive vulnerability in the uncertain environment, and to help ensure retention and business continuity, both of which support stockholder interests, on March 15, 2021 the Compensation Committee granted Mr. Menke an award of 413,375 time-based restricted stock units on March 15, 2021. One-third of this award vests annually, beginning on March 15, 2022, subject to his continued service through the vesting dates. Due to its nature, this award was granted in addition to the equity awards granted under our total direct compensation program.

For additional information on these equity awards, see the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.

2020 Long-Term Performance-Based Cash Incentive Awards

In March 2020, certain executive officers, excluding our CEO, received long-term performance-based cash incentive awards. These awards were designed to help ensure alignment of participants with our strategic initiatives and intermediate business objectives. These awards supported our strategic initiatives, which form a part of our vision to lead a new marketplace for personalized travel. The awards were payable in

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March 2022 based on the Compensation Committee’s determination of the extent to which our strategic initiatives have been achieved by December 2021, based on criteria for certain strategic deliverables related to creating and distributing personalized offers, increasing our footprint in low-cost carrier growth and innovation, implementing an enhanced billing platform, moving our technology transformation forward, and enabling the NDC standard. The Compensation Committee determined that these criteria were achieved as of December 2021 and that, as a result, 100% of the cash incentive awards would be paid. Each of the named executive officers received a payment, other than Messrs. Menke and Mendis, who did not receive a long-term performance-based cash incentive award in 2020.

The 2020 long-term performance-based cash incentives actually paid to our named executive officers are included in the “2021 Summary Compensation Table” below.

Health, Welfare, and Other Employee Benefits

We have established a defined contribution or “401(k)” retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive an annual allowance of up to $13,000 per year, which can be applied towards items such as financial planning benefits, an annual physical program, tax advice and preparation, and legal advice. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances. Future practices with respect to perquisites or other personal benefits for named executive officers will be approved and subject to periodic review by the Compensation Committee.

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Employment Agreements and Offer Letters

We have entered into a written employment agreement or offer letter with each of our named executive officers. We believe that these agreements and letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, the Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For additional information on the employment agreements and offer letters of our named executive officers, see “—Employment Agreements and Offer Letters” below.

Post-Employment Compensation

We have adopted the Sabre Corporation Executive Severance Plan (the “Executive Severance Plan”) for key executives of Sabre. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that executive officers with employment agreements were entitled to receive under their respective agreements.

We provide these arrangements under the Executive Severance Plan to encourage our named executive officers to work at a dynamic and growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these various agreements is consistent with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

Change-in control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of Sabre plus a qualifying termination of employment before payments and benefits are paid).

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Other Compensation Policies and Programs

Stock Ownership Guidelines for Executive Officers and Directors and Stock Retention Requirement

We maintain a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the closing price of our common stock on April 1 (or if that day is not a business day, the first business day immediately preceding that date). The guideline levels may be recalculated as of such other dates as may be requested from time to time by the Compensation Committee, the CEO or the Chief People Officer. As adopted, these stock ownership guidelines represented as base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)

Chief Executive Officer	Five

Executive Vice Presidents	Three

Senior Vice Presidents	Two

Once an individual has satisfied his or her applicable guideline level, the number of shares needed to satisfy the guideline level for all future calculations for that individual is fixed as of that measurement date and does not change as a result of subsequent fluctuations in the market price of our common stock, unless that individual’s ownership level falls below that amount.

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, including shares held in retirement or deferral accounts, shares held in trust for the benefit of the individual or immediate family members, vested and unvested shares of restricted stock, vested deferred stock units, restricted stock units or performance share units that may only be settled in shares of stock, unvested shares of deferred stock units and restricted stock units that may only be settled in shares of stock, vested unexercised stock options and stock appreciation rights, to the extent that the exercise price is equal to or exceeds the closing price on the measurement date, and shares acquired as a result of the exercise of vested options to purchase shares of our common stock. Unvested shares of performance share units do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level as described above, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (1) April 17, 2014 (the effective date of our initial public offering) or (2) becoming an executive officer or non-employee member of our Board of Directors, as applicable. These individuals are expected to continuously own sufficient shares to satisfy the applicable guideline once attained for as long as they remain subject to the guidelines.

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As of the most recent measurement date, July 1, 2021, each of our executive officers has met their stock ownership requirement or is on track to attain his or her share target by the applicable required date. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our stockholders.

Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy (often referred to as a “clawback” policy). The policy addresses when the Compensation Committee will be authorized to cause us to seek to recover erroneously-awarded incentive compensation in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The policy applies to any current or former Section 16 officer during a three-year look-back period. We will further review this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy which provides that employees who are recipients of equity grants, as well as individuals who have been designated as insiders, including executive officers and members of our Board of Directors, may not enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits these individuals from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of the Compensation Committee held in the first quarter of each fiscal year and awards are granted on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. In addition to our annual grant pool, we may grant equity awards to our named executive officers at other times during the year in recognition of special events, such as promotions, or for retention or other business purposes. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Beginning in 2022, annual awards to non-employee directors are granted on the date of the annual meeting; previously, they were granted on March 15. See “Proposal 1: Election of Directors—Director Compensation Program—2022 Compensation.” Awards to newly elected non-employee directors will be granted on the date of the meeting of our Board of Directors at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day. All stock options must be granted at an option price not less than the “fair market value” of a share of our common stock on the grant date.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer,

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and each of the three other most highly-compensated executive officers in any taxable year. Prior to January 1, 2018, remuneration in excess of $1 million could in general be deducted if it qualified as “qualified performance-based compensation” within the meaning of the Code. The Tax Cuts and Jobs Act (the “TCJA”) eliminated the “performance-based” exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date. As a result, compensation paid to our covered executive officers in excess of $1 million in taxable years beginning after December 31, 2017 will not be deductible unless it qualifies for the transition relief described above.

In designing our executive compensation program and determining the compensation of our executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the possible tax consequences to us and our executive officers, such as the potential impact of the Section 162(m) deduction limit. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of Sabre and our stockholders.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2021, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, stock appreciation rights and other awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees, including our executive officers, and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option, stock appreciation right, or other award.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2021.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

John Scott, Chair

Gary Kusin

Karl Peterson

Zane Rowe

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EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2021, 2020 and 2019 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sean Menke(1)
President and Chief Executive Officer	2021	$993,750	$17,463,960	—	$1,341,678	$23,614	$19,823,002
	2020	$937,500	$8,416,937	$449,849	$731,251	$27,523	$10,563,060
	2019	$966,346	$5,770,265	$1,229,729	$797,594	$21,155	$8,785,089

Douglas Barnett
Executive Vice President and Chief Financial Officer	2021	$718,219	$3,258,563	—	$2,682,365	$31,290	$6,690,437
	2020	$688,731	$2,166,466	$96,396	$352,500	$10,513	$3,314,606
	2019	$699,808	$2,060,809	$439,189	$385,037	$22,196	$3,607,039

Wade Jones
Executive Vice President and Chief Product Officer	2021	$636,719	$2,005,701	—	$1,487,130	$17,823	$4,147,373
	2020	$583,154	$1,870,982	$64,264	$253,475	$8,448	$2,780,323
	2019	$561,442	$1,648,647	$351,351	$262,616	$17,054	$2,841,110

Roshan Mendis
Executive Vice President and Chief Commercial Officer	2021	$509,375	$1,727,563	—	$389,705	$1,779,754	$4,406,397

David Shirk(1)
Executive Vice President, Sabre and President, Travel Solutions	2021	$718,219	$3,511,415	—	$2,610,537	$26,509	$6,866,680
	2020	$681,577	$3,114,825	$128,528	$341,608	$18,707	$4,285,245
	2019	$684,808	$2,060,809	$439,189	$357,948	$25,843	$3,568,597

(1)

In connection with the election of Kurt Ekert as President of Sabre on January 3, 2022, Mr. Menke began serving solely as Chief Executive Officer as of that date, and Mr. Shirk stepped down as Executive Vice President and President, Travel Solutions on December 31, 2021 and began serving as Senior Advisor on January 1, 2022.

(2)

The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to our named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 14, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by our named executive officers from these awards. As noted above, given the ongoing significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria. No associated accounting charge was taken with respect to these modifications that occurred in 2021, and therefore no charge is reflected in the “Stock Awards” column for 2021 with respect to these modified awards. See “—2021 Equity Awards.” In addition, Mr. Shirk’s change in position to Senior Advisor was deemed to result in a modification of his outstanding awards under GAAP (notwithstanding that there was no change to the terms of his awards); however, because there was a reduction in the amount of previously recognized stock compensation expense due to the reduction in the stock price in connection with this deemed modification, no incremental fair value was recognized with respect to these awards and is therefore not included in the “Stock Awards” column with respect to these awards. Amounts with respect to 2021 also represent the incremental grant date fair value above the grant date fair value reported with respect to 2020 for awards granted on March 15, 2020 due to the modifications that occurred in 2020. The

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value on the date of grant of the PSUs granted on March 15, 2021, using a closing stock price on that date of $16.75 and assuming that the highest level of the performance conditions were achieved, would have been $10,499,989, $3,750,007, $2,249,994, $2,249,994, and $3,750,007 for Messrs. Menke, Barnett, Jones, Mendis, and Shirk, respectively.

(3)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation.” In addition, for 2021, amounts reported in this column also represent payment of the 2020 long-term performance-based cash incentive award. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2020 Long-Term Performance-Based Cash Incentive Awards” for additional information. Messrs. Menke and Mendis did not receive a performance-based long-term cash incentive award in 2020.

(4)

The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Executive Physical Examination	Financial Planning Services	Section 401(k) Plan Matching Contribution	Tax Gross-Up(a)	Other(b)	Total

Sean Menke	2021	$983	—	$5,020	$17,100	$201	$310	$23,614

	2020	$983	$2,875	$10,000	$13,500	$65	$100	$27,523

	2019	$958	$3,697	—	$16,500	—	—	$21,155

Douglas Barnett	2021	$770	—	$13,000	$17,100	$110	$310	$31,290

	2020	$711	—	—	$9,762	$10	$30	$10,513

	2019	$696	$5,000	—	$16,500	—	—	$22,196

Wade Jones	2021	$631	—	—	$17,100	$32	$60	$17,823

	2020	$572	—	—	$7,876	—	—	$8,448

	2019	$554	—	—	$16,500	—	—	$17,054

Roshan Mendis	2021	$504	—	—	$17,100	$33,878	$1,728,272	$1,779,754

David Shirk	2021	$711	$4,140	$4,096	$17,100	$182	$280	$26,509

	2020	$696	$3,408	$5,000	$9,554	$19	$30	$18,707

	2019	$680	$2,963	$5,000	$16,500	—	$700	$25,843

(a)

For Mr. Mendis, 2021 amounts represent a tax gross-up on the amounts described in note (b). For Messrs. Menke, Barnett, Shirk and Jones, 2021 represents amount paid in connection with a years-of-service award received described in note (b).

(b)

Mr. Mendis was previously on assignment in the UK, including in 2021, and has localized in the UK effective January 1, 2022. For Mr. Mendis, 2021 amounts represent (1) an amount accrued in 2021 with respect to payment of Mr. Mendis’ tax liabilities associated with his service in the UK in 2021 and prior years that were previously excluded from UK taxes, to Sabre’s benefit, in connection with Mr. Mendis’ utilization of the UK Overseas Workday Relief on his UK tax filings and that will become due as he remits these previously excluded amounts to the UK in connection with his localization in the UK and (2) amounts paid to Mr. Mendis in connection with his service on assignment in the UK, including Mr. Mendis’ other tax liabilities incurred in connection with the overseas assignment, tax preparation services, health insurance premiums, wire transfer fees, and visas for him and his family members. For Messrs. Menke, Barnett, Shirk and Jones, 2021 amounts represent a years-of-service award received.

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2021 Grants of Plan-Based Awards Table

The following table sets forth, for each of our named executive officers, the plan-based awards granted during 2021.

Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)	Grant Date Fair Value of Stock Awards ($)(4)
Sean Menke	Annual cash incentive(2)			$1,490,753	$1,490,753
	Performance-based RSU(3)	03/15/2021	03/02/2021			417,910	626,865	$6,999,993
	Time-based RSU(5)	03/15/2021	03/02/2021			413,375	413,375	$6,924,031
Douglas Barnett	Annual cash incentive(2)			$718,279	$718,279
	Performance-based RSU(3)	03/15/2021	03/02/2021			149,254	223,881	$2,500,005
Wade Jones	Annual cash incentive(2)			$541,256	$541,256
	Performance-based RSU(3)	03/15/2021	03/02/2021			89,552	134,328	$1,499,996
Roshan Mendis	Annual cash incentive(2)			$433,005	$433,005
	Performance-based RSU(3)	03/15/2021	03/02/2021			89,552	134,328	$1,499,996
David Shirk	Annual cash incentive(2)			$718,279	$718,279
	Performance-based RSU(3)	03/15/2021	03/02/2021			149,254	223,881	$2,500,005

(1)	Date of Compensation Committee approval of the reported awards.

(2)

The amounts reported reflect the target and maximum annual cash incentive targets payable to our named executive officers under the 2021 EIP as approved by the Compensation Committee in March 2021. See “Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” for additional information.

(3)

The PSUs granted on March 15, 2021 under the 2019 Omnibus Plan to our named executive officers consist of two tranches. One-half of the PSUs will vest in March 2024, and one-half will vest annually in three equal tranches, beginning in March 2022, subject to the named executive officer’s continued employment through the applicable vesting date. The total number of units eligible to be earned ranged from zero to 150% of the number of units granted, depending on the degree to which we achieved expense reduction and Adjusted Free Cash Flow targets for 2021. If we did not achieve a minimum expense reduction threshold for 2021, none of the PSUs would have vested. If this threshold requirement was met, then 50% to 100% of the target award will vest as specified above based on our expense reductions for 2021. Thereafter, 100% to 150% of the target award will vest as specified above based on the extent to which we exceeded an Adjusted Free Cash Flow target for 2021. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2021 Equity Awards” for additional information. As noted above, given the ongoing significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee established performance metrics for PSUs with 2021 and/or 2022 performance periods that were awarded prior to or during 2021 and replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria; however, the vesting dates of these awards did not change. Because these modifications established fair value, no grant date fair value is included in this table. See “—2021 Equity Awards.” In addition, Mr. Shirk’s change in position to Senior Advisor was deemed to result in a modification of his outstanding awards under GAAP (notwithstanding that there was no

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change to the terms of his awards); however, because there was a reduction in the amount of previously recognized stock compensation expense due to the reduction in the stock price in connection with this deemed modification, no incremental fair value was recognized with respect to these awards.

(4)	These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718.

(5)

The time-based restricted stock unit award granted to Mr. Menke effective March 15, 2021 under the 2019 Omnibus Plan vests as to one-third of the shares of Sabre common stock subject to such award on March 15 in each of calendar years 2022, 2023 and 2024, subject to his continued employment through the vesting date.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of our named executive officers, their equity awards outstanding as of December 31, 2021.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Sean Menke	03/13/2020	140,140	(3)	280,280	(3)	$8.33	03/13/2030
	03/15/2018										79,939	(7)	$686,676
	03/15/2019							135,135	(7)	$1,160,810
	03/13/2020							140,140	(7)	$1,203,803
	03/13/2020							70,063	(7)	$601,841
	03/13/2020							105,105	(7)	$902,852
	06/15/2020										289,790	(9)	$2,489,296
	03/15/2021										208,955	(7)	$1,794,923
	03/15/2021										208,955	(7)	$1,794,923
	03/15/2021										413,375	(10)	$3,550,891
Douglas Barnett	03/13/2020	30,030	(3)	60,060	(3)	$8.33	03/13/2030
	08/15/2018										10,151	(8)	$87,197
	08/15/2018										29,225	(6)	$251,043
	03/15/2019							48,263	(7)	$414,579
	03/13/2020							30,030	(7)	$257,958
	03/13/2020							15,013	(7)	$128,962
	03/13/2020							22,523	(7)	$193,473
	06/15/2020										83,492	(9)	$717,196
	03/15/2021										74,627	(7)	$641,046
	03/15/2021										74,627	(7)	$641,046
Wade Jones	01/15/2015	31,109	(4)	0	(4)	$19.47	01/15/2025
	03/13/2020	20,020	(3)	40,040	(3)	$8.33	03/13/2030
	03/15/2018										23,792	(8)	$204,373
	03/15/2019							38,610	(7)	$331,660
	03/13/2020							20,020	(7)	$171,972
	03/13/2020							10,009	(7)	$85,977
	03/13/2020							15,015	(7)	$128,979
	06/15/2020										80,819	(9)	$694,235
	03/15/2021										44,776	(7)	$384,626
	03/15/2021										44,776	(7)	$384,626

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Roshan Mendis	03/13/2015	13,626	(4)	0	(4)	$22.15	03/13/2025
	03/15/2016	11,915	(5)	0	(5)	$27.79	03/15/2026
	03/15/2017	19,350	(5)	0	(5)	$22.01	03/15/2027
	03/15/2018	21,412	(4)	1,428	(4)	$22.03	03/15/2028
	03/15/2019	11,945	(5)	5,430	(5)	$21.35	03/15/2029
	03/13/2020	9,009	(3)	18,018	(3)	$8.33	03/13/2030
	06/15/2020	16,308	(3)	32,616	(3)	$8.48	06/15/2030
	03/15/2018										5,710	(8)	$49,049
	03/15/2019							8,688	(7)	$74,630
	03/13/2020							4,503	(7)	$38,681
	03/13/2020							6,757	(7)	$58,043
	03/13/2020							9,009	(7)	$77,387
	06/15/2020							24,462	(7)	$210,129
	06/15/2020							24,462	(7)	$210,129
	06/15/2020										36,443	(9)	$313,045
	03/15/2021										44,776	(7)	$384,626
	03/15/2021										44,776	(7)	$384,626
David Shirk	03/13/2020	40,040	(3)	80,080	(3)	$8.33	03/13/2030
	06/15/2017	102,544	(4)	0	(4)	$22.53	06/15/2027
	03/15/2018	71,374	(5)	0	(5)	$22.03	03/15/2028
	03/15/2019	66,360	(5)	6,033	(5)	$21.35	03/15/2029
	03/15/2018										23,792	(8)	$204,373
	08/15/2018							16,700	(7)	$143,453
	03/15/2019							48,263	(7)	$414,579
	03/13/2020							40,040	(7)	$343,944
	03/13/2020							20,018	(7)	$171,955
	03/13/2020							30,030	(7)	$257,958
	06/15/2020										124,660	(9)	$1,070,829
	03/15/2021										74,627	(7)	$641,046
	03/15/2021										74,627	(7)	$641,046

(1)

Each option to purchase shares of our common stock (i) granted in 2014 through May 2016 was pursuant to the 2014 Omnibus Plan, (ii) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, and (iii) granted after April 2019 was pursuant to the 2019 Omnibus Plan. Amounts in these columns do not include 1,004,852, 213,425, 240,815 and 132,206 options to purchase shares of our common stock held by Messrs. Menke, Barnett, Jones and Shirk, respectively, that were voluntarily forfeited by these named executive officers effective as of December 15, 2020. These named executive officers voluntarily forfeited these options, which had exercise prices of at least $21.00 per share, to replenish the number of shares available for issuance under the 2019 Omnibus Plan, in light of the difficult economic environment and to show solidarity with their fellow employees, and each has acknowledged that the company has no commitment, plans or intentions to provide any payment or benefits in exchange for such forfeiture.

(2)

Each restricted stock unit award covering shares of our common stock (i) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, and (ii) granted after April 2019 was pursuant to the 2019 Omnibus Plan.

(3)

These options to purchase shares of our common stock vest and become exercisable over three years, with one-third of these options vesting annually beginning in March 13, 2021, subject to the named executive officer’s continued employment through each vesting date.

(4)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

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(5)

These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on March 15 in the year following the grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(6)

This restricted stock unit award vests as to 25% of the shares of our common stock on each the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(7)

The PSU awards granted on March 15, 2018 and March 15, 2019 under the 2016 Omnibus Plan vest annually as to 25% of the shares of our common stock subject to each such award on each March 15 following the date of grant, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 150% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the preceding calendar year. The PSU unit awards granted on March 13, 2020 under the 2019 Omnibus Plan to our named executive officers consist of two tranches: the FCF PRSUs and the EBITDA PRSUs. Approximately 16.67% of the FCF PRSUs granted to each named executive officer in March 2020 have a one-year performance measurement period, approximately 33.33% have a two-year performance measurement period, and approximately 50% have a three-year performance measurement period. The EBITDA PRSUs vest 33% per year March 13 in each of the calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of EBITDA for each of the respective performance and vesting years, as determined by our Board of Directors, consistent with the annual operating plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The FCF PRSUs and EBITDA PRSUs granted in March 2020 initially had the potential to earn up to 150% of the target number of PSUs based on our actual performance in the applicable performance periods. Given the impact of the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding PSUs with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. As a result of this change, the maximum payout for these outstanding PSUs with respect to the 2020 performance period was reduced from 150% to 100%. The PSU awards granted on March 15, 2021 under the 2019 Omnibus Plan to our named executive officers consist of two tranches: One-half of the PSU awards will vest in March 2024, and one-half will vest annually in three equal tranches, beginning in March 2022, subject to the named executive officer’s continued employment through the applicable vesting date. The total number of units eligible to be earned could range from zero to 150% of the number of units granted, depending on the degree to which we achieve expense reduction and Adjusted Free Cash Flow targets for 2021. If we do not achieve a minimum expense reduction threshold for 2021, none of the PSUs will vest. If this threshold requirement is met, then 50% to 100% of the target award will vest as specified above based on our expense reductions for 2021. Thereafter, 100% to 150% of the target award will vest as specified above based on the extent to which we exceed an Adjusted Free Cash Flow target for 2021. In addition, as noted above, given the ongoing significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee established performance metrics for PSUs with 2021 and/or 2022 performance periods that were awarded prior to or during 2021 and replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria; however, the vesting dates of these awards did not change. In March 2022, the Compensation Committee evaluated our achievements regarding the 2021 performance criteria, and the Committee reduced the payout for outstanding PSUs with 2021 performance periods to 125% of target. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2021 Equity Awards” for additional information.

(8)

The PSU awards granted under the 2016 Omnibus Plan effective August 15, 2018 to Messrs. Barnett and Shirk vest as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2020, 2021 and 2022, subject to continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue and Pre-Tax Adjusted EPS target levels established by the Board of Directors for the second half of 2018 and 2019, for 2020 and for 2021, respectively. Given the impact of the COVID-19 pandemic on our financial results in 2020, in July 2020 the Compensation Committee amended outstanding PSUs with 2020 performance periods, replacing the financial performance metrics with metrics and weightings representing key areas of focus for management in 2020. In addition, as noted above, given the ongoing significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee established performance metrics for PSUs with 2021 and/or 2022 performance periods that were awarded prior to or during 2021 and replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria; however, the vesting dates of these awards did not change. See “Compensation Elements of Total Direct Compensation—Long-Term Incentive Compensation—2021 Equity Awards” for additional information.

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(9)

This restricted stock unit award vests as to 50% of the shares of our common stock on each of the two anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(10)

This restricted stock unit award vests as to one-third of the shares of our common stock on each of the three anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

2021 Option Exercises and Stock Vested Table

The following table sets forth, for each of our named executive officers, the number of shares of our common stock acquired and the aggregate value realized upon the vesting of restricted stock awards and restricted stock unit awards during the year ended December 31, 2021. There were no options exercised by the named executive officers during the year ended December 31, 2021. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various vesting dates.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean Menke	590,784	$9,020,466
Douglas Barnett	169,521	$2,413,445
Roshan Mendis	58,093	$863,000
Wade Jones	150,829	$2,261,291
David Shirk	253,495	$3,766,341

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers. Typically, the employment agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement. In addition, these agreements and offer letters included the named executive officer’s initial base salary or base salary at the time the agreement or offer letter was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. These agreements and offer letters also typically provided for a recommended equity award grant to be submitted to our Board of Directors or the Compensation Committee for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Potential Payments upon Termination or Change in Control

Any termination of employment of our named executive officers is governed by the Executive Severance Plan. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that our executive officers with employment

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EXECUTIVE COMPENSATION

agreements were entitled to receive under their respective agreements. See “Compensation Discussion and Analysis—Post-Employment Compensation.”

The estimated potential payments and benefits payable to each of the named executive officers in the event of a termination of employment as of December 31, 2021 are described below. The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to these named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he held. For more information about our named executive officers outstanding equity awards as of December 31, 2021, see “2021 Outstanding Equity Awards at Fiscal Year-End Table” above.

Along with the payments and benefits described in these named executive officers’ individual post-employment compensation arrangements, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Executive Severance Plan

Effective January 1, 2018, the Board of Directors adopted the Executive Severance Plan for key executives, including our named executive officers. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death.

In the event of a termination by Sabre without “cause” or by a participant for “good reason,” the participant, upon execution of a general release of liability against Sabre and subject to compliance with applicable post-termination restrictive covenants and other obligations, will generally be eligible to receive:

•

for a participant designated as a Level 1 Employee, an amount equal to 200% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 24 months following the date of termination), and (ii) for a participant designated as a Level 2 Employee, an amount equal to 150% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 18 months following the date of termination), and

•

continued medical, dental, and vision insurance coverage for the participant and his or her eligible dependents for the 24-month period (for a Level 1 Employee) or for the 18-month period (for a Level 2 Employee) following the date of termination, and senior executive level outplacement services for a period of one year; provided, however, that if the participant becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

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In the case of the participant’s death or disability (as well as in the event of a termination of employment by us without “cause” or by the participant for “good reason”), the participant will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for vacation time accrued as of the date of termination but unused, in accordance with our vacation policy as in effect as of the date of termination, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to the participant in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by the participant.

Our CEO has been designated as a Level 1 Employee and each of Sabre’s Executive Vice Presidents has been designated as Level 2 Employees under the Executive Severance Plan.

Mr. Shirk stepped down from his position as Executive Vice President and President of Travel Solutions, effective December 31, 2021. Mr. Shirk and Sabre agreed to terminate his existing employment agreement effective as of December 31, 2021 and entered into an employment agreement, dated December 15, 2021 (the “New Agreement”), effective as of January 1, 2022 (the “New Agreement Effective Date”). Pursuant to the New Agreement, effective on the New Agreement Effective Date, Mr. Shirk serves as Senior Advisor. Under the New Agreement, Mr. Shirk has waived any claims for payments under Sabre’s Executive Severance Plan or any other severance policy or contract term under his prior employment agreement and confirmed that as of December 31, 2021, he is no longer eligible to participate in the Executive Severance Plan or any other severance programs offered by Sabre. The New Agreement confirms that he is subject to the post-employment obligations around non-competition, non-solicitation and non-disclosure for 18 months subsequent to the end of his employment with Sabre. Under the New Agreement, provided his employment is not terminated earlier by Sabre for “Cause” (as defined in the Executive Severance Plan) or voluntarily by him before December 31, 2022, and if his employment ends at December 31, 2022, Mr. Shirk will be eligible to receive severance benefits equivalent to six months base salary and twelve months COBRA continuation coverage, provided he signs an agreement and general release in a form provided by Sabre.

Equity Awards

Generally, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, and our 2021 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•

all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, and our 2021 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason,” or if following a change in control of Sabre, the

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EXECUTIVE COMPENSATION

outstanding awards are not assumed, continued, or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, and our 2021 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2021 grant agreements under the 2021 Omnibus Plan and the 2019 Omnibus Plan provide that, except in the case of “retirement” of the executive officer, if awards and grants are assumed and if following a change in control of Sabre (for a one-year period under the terms of the 2021 grant agreements), an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any shares of our common stock subject to restricted stock unit awards will vest in full following the executive officer’s termination of employment.

•

any shares of our common stock subject to restricted stock unit awards with performance metrics will vest on based on an assumed attainment level of 100% following the executive officer’s termination of employment.

In the event of the “retirement” of the executive officer, the terms of the 2021 PSU grant agreements under the 2021 Omnibus Plan and the 2019 Omnibus Plan provide that any eligible RSU installments (as defined in the grant agreement) that would have vested on the first and second vesting dates immediately following such termination had the participant’s employment continued through such date will vest on the applicable vesting date. “Retirement” means a voluntary or involuntary termination of employment, not for “cause,” at a minimum age of 60 with no less than five years of continuous employment, and with the sum of the executive’s age and number of years of continuous employment being no less than 70.

In the event of the death of the executive officer, the terms of the 2021 grant agreements under the 2021 Omnibus Plan and the 2019 Omnibus Plan provide that any shares of our common stock subject to restricted stock unit awards will vest in full, including in the case of awards with performance metrics based on an assumed attainment level of 100%, immediately.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes estimated post-employment payments and benefits that would have been payable to the other named executive officers in the event that their employment had been terminated or a change in control of Sabre had occurred as of December 31, 2021. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table for the other named executive officers is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2021.

The table below provides an estimate for the other named executive officers of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2021 and assuming a stock price of $8.59 per share, the closing price of a share of our common stock on the Nasdaq Stock Market on December 31, 2021.

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EXECUTIVE COMPENSATION

Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus(2)	Valuation of Equity Vesting Acceleration Assuming Cash-Out/ Payment of Long-Term Cash Incentive(3)	Value of Other Benefits(4)	Total

Sean Menke

Involuntary termination not in connection with change in control	$5,300,000	—	$59,385	$5,359,385

Involuntary termination in connection with change in control(5)(6)	$5,300,000	$14,295,325	$59,388	$19,654,713

Retirement	—	—	—	—

Death	—	$14,295,325	$2,500,000	$16,795,325

Disability	—	—	$1,700,000	$1,700,000

Douglas Barnett

Involuntary termination not in connection with change in control	$2,872,434	—	$46,376	$2,918,810

Involuntary termination in connection with change in control(5)(6)	$2,872,434	$3,355,922	$46,376	$6,274,732

Retirement	—	—	—	—

Death	—	$3,355,922	$1,445,250	$4,801,172

Disability	—	—	$1,200,000	$1,200,000

Wade Jones

Involuntary termination not in connection with change in control	$2,546,484	—	$57,113	$2,603,597

Involuntary termination in connection with change in control(5)(6)	$2,546,484	$2,402,064	$57,113	$5,005,661

Retirement	—	—	—	—

Death	—	$2,402,064	$1,281,250	$3,683,314

Disability	—	—	$1,200,000	$1,200,000

Roshan Mendis

Involuntary termination not in connection with change in control	$2,037,188		$20,000	$2,057,188

Involuntary termination in connection with change in control(5)(6)	$2,037,188	$1,812,752	$20,000	$3,869,940

Retirement	—	—	—	—

Death	—	$1,812,752	$1,525,000	$3,337,752

Disability	—		$1,100,000	$1,100,000

David Shirk(7)

Involuntary termination not in connection with change in control	$2,872,434	—	$45,648	$2,918,082

Involuntary termination in connection with change in control(5)(6)	$2,828,813	$3,920,414	$45,648	$6,794,875

Retirement	—	—	—	—

Death	—	$3,920,414	$1,445,250	$5,365,664

Disability	—	—	$600,000	$600,000

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 31, 2021 for each of the following reasons: a termination of employment without cause or a termination of employment by a named executive officer for good reason (including following a change in control of Sabre), retirement, death, or disability. The calculations are based on the closing price of our common stock on December 31, 2021 of $8.59 per share.

(2)	Termination benefits calculated in accordance with the Executive Severance Plan. For purposes of calculating the annual incentive, reflects the base salary in effect as of December 31, 2021.

(3)	For purposes of this analysis, assumes the following award information:

•

For Mr. Menke, amount includes the value of (1) outstanding unvested options to purchase 140,140 shares of our common stock, the vesting of which would accelerate, and (2) outstanding unvested restricted stock unit awards covering 703,165 shares of our common stock, the vesting of which would accelerate.

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EXECUTIVE COMPENSATION

•

For Mr. Barnett, amount includes the value of (1) outstanding unvested options to purchase 30,030 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 112,717 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $2,000,000, the vesting of which would accelerate.

•

For Mr. Jones, amount includes the value of (1) outstanding unvested options to purchase 51,129 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 80,819 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $1,000,000, the vesting of which would accelerate.

•

For Mr. Mendis, amount includes the value of (1) outstanding unvested options to purchase 103,565 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 36,443 shares of our common stock, the vesting of which would accelerate.

•

For Mr. Shirk, amount includes the value of (1) outstanding unvested options to purchase 280,318 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 124,660 shares of our common stock, the vesting of which would accelerate, and (3) the amount of the 2020 long-term performance-based cash incentive award covering $2,000,000, the vesting of which would accelerate.

(4)

For an involuntary termination of employment, amount includes the value of COBRA benefits and a $20,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

(5)

The change-in-control calculations assume that on December 31, 2021 (i) a change in control of Sabre occurred and (ii) the employment of each of the named executive officers was terminated without “cause.”

(6)

The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to such named executive officer’s employment agreement, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to such named executive officer.

(7)

Effective January 1, 2022, Mr. Shirk is subject to the termination provisions of the New Agreement, which provides, among other things, that on December 31, 2022 (the “Termination Date”) he will be provided with a final paycheck and a general release agreement offering him, in exchange for a full release of claims, a lump sum cash severance benefit payment equivalent to the sum of 6 months of his annual base salary of $722,625 and the amount necessary to continue his insurance coverages under COBRA (at the same coverage levels and for the same dependents that were covered just prior to his last day of employment) for a period of 12 months. See the discussion of the New Agreement under “—Executive Severance Plan.”

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Sean Menke. For 2021:

•	the annual total compensation of our median employee was $79,792, and

•	the annual total compensation of our CEO, as reported in the 2021 Summary Compensation Table and adjusted as described below, was $19,823,002.

Based on this information, for 2021 we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 248 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another.

In accordance with Item 402(u), we are using the same “median employee” identified in 2020 in our 2021 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio

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disclosure for 2021. See our 2020 proxy statement for information regarding the process we utilized to identify our “median employee.” We then identified and calculated the elements of this employee’s total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $79,792. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of December 31, 2021 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of the individuals that served as a director during 2021, and (4) all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent

5% Stockholders:

BlackRock, Inc.(2)	30,803,622	9.5%

The Vanguard Group(3)	29,198,224	9.0%

Fundsmith LLP(4)	22,672,237	7.0%

Invesco Ltd.(5)	18,665,566	5.8%

Named Executive Officers, Directors and Nominees for Director:

Sean Menke	959,909	*

Douglas Barnett	290,404	*

Wade Jones	232,822	*

Roshan Mendis	124,276	*

David Shirk	228,579	*

George Bravante, Jr.(6)	86,650	*

Hervé Couturier	56,209	*

Renée James(7)	—	*

Gary Kusin	88,256	*

Gail Mandel	43,408	*

Phyllis Newhouse	25,856	*

Judy Odom(7)	61,577	*

Joseph Osnoss(7)	—	*

Karl Peterson(6)	38,027	*

Zane Rowe	56,773	*

Gregg Saretsky	38,123	*

John Scott	38,123	*

John Siciliano(7)	—	*

Wendi Sturgis	25,856	*

All Executive Officers, Directors and Nominees as a group (23 Persons)(8)	2,907,973	*

*	Represents beneficial ownership of less than 1%.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of December 31, 2021.

(2)

The number of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G/A filed by BlackRock with the SEC on March 11, 2022 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, (i) the address of BlackRock is 55 East 52nd Street, New York, NY 10055 and (ii) BlackRock has sole voting power with respect to 29,701,913 shares, sole dispositive power with respect to 30,803,622 shares and no shared voting or dispositive power.

(3)

The number of shares of our common stock beneficially owned by The Vanguard Group (“Vanguard”) is based on the Schedule 13G/A filed by Vanguard with the SEC on February 10, 2022 (the “Vanguard 13G/A”). According to the Vanguard 13G/A, (i) the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355 and (ii) Vanguard has no sole voting power, shared voting power with respect to 186,009 shares, sole dispositive power with respect to 28,725,414 shares and shared dispositive power with respect to 472,810 shares.

(4)

The number of shares of our common stock beneficially owned by Fundsmith LLP (“Fundsmith”) is based on the Schedule 13G filed by Fundsmith with the SEC on February 14, 2022 (the “Fundsmith 13G”). According to the Fundsmith 13G, (i) the address of Fundsmith is 33 Cavendish Square, London, UK W1G 0PQ and (ii) Fundsmith has sole voting power with respect to 22,672,237 shares, sole dispositive power with respect to 22,672,237 shares and no shared voting or dispositive power.

(5)

The number of shares of our common stock beneficially owned by Invesco Ltd. (“Invesco”) is based on the Schedule 13G/A filed by Invesco with the SEC on February 10, 2022 (the “Invesco 13G/A”). According to the Invesco 13G/A, (i) the address of Invesco is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309 and (ii) Invesco has sole voting power with respect to 18,417,370 shares and sole dispositive power with respect to 18,665,566 shares and no shared voting or dispositive power.

(6)	Includes 57,148 and 20,981 shares that are deferred by Mr. Bravante and Mr. Peterson, respectively, pursuant to the Director Deferral Plan.

(7)

Ms. James, Ms. Odom, Mr. Osnoss and Mr. Siciliano retired from the Board effective April 28, 2021. The number of shares of our common stock beneficially owned is based on information provided by them to us.

(8)

Includes 139,844 shares that are deferred pursuant to the Deferral Plan, 1,807 shares underlying options that are currently exercisable or exercisable within 60 days of December 31, 2021 and 8,589 time-based restricted stock unit awards that vest within 60 days of December 31, 2021.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

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OTHER INFORMATION

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and any person owning more than 10% of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors, and 10% stockholders timely complied with their filing requirements for 2021.

2023 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2023 pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than November 17, 2022. Any such proposals must also otherwise comply with the requirements of the SEC relating to stockholder proposals. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Proxy Access Nominations and Annual Meeting Advance Notice Requirements

Stockholders who wish to nominate one or more director candidates to be included in our proxy materials pursuant to Section 2.19 of our Bylaws (a “proxy access nomination”) must submit written notice of the nomination to the Corporate Secretary, which generally must be received at least 120 days, but not more than 150 days, before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting. Any notice of a proxy access nomination must comply with the requirements of our Bylaws, which may be found in the investors section of our website at www.sabre.com, and any applicable law.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors, to be submitted to the stockholders for consideration at an annual meeting but without being including in the Company’s proxy statement. In order for any matter to be “properly brought” before a meeting in accordance with the advance notice procedures in our Bylaws, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding Annual Meeting of Stockholders, or December 28, 2022 and January 27, 2023 for the 2023 Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the

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OTHER INFORMATION

rules and regulations are not followed. These procedures are only a summary of the provisions regarding stockholder nominations of directors and proposals of other business in our Bylaws. Please refer to our Bylaws for more information on these requirements.

The Chairman or other officer presiding at the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2022 Annual Meeting of Stockholders, and such nomination or other proposal was not delivered within the time frame specified in our Bylaws, then the persons appointed by the Board and named in the proxies for the 2022 Annual Meeting of Stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement, and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (1) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify either your broker (if you hold your shares in street name) or Sabre (if you are a stockholder of record). You can notify Sabre by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By order of the Board of Directors.

Steve Milton
Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

March 17, 2022

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APPENDIX A

APPENDIX A

SABRE CORPORATION

2022 DIRECTOR EQUITY COMPENSATION PLAN

1. Purpose of the Plan.

This Sabre Corporation 2022 Director Equity Compensation Plan is intended to promote the interests of the Company and its stockholders by providing certain compensation to eligible directors of the Company and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company’s success and progress by granting them awards hereunder.

2. Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means the Company and any of its direct or indirect subsidiaries.

(b) “Affiliated Entity” means any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

(c) “Awards” mean all awards granted pursuant to the terms of the Plan including, but not limited to, Cash Awards, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards.

(d) “Award Agreement” means the written agreement, in a form determined by the Committee from time to time, between the Company and a Participant that evidences the grant of an Award and sets out the terms and conditions of an Award.

(e) “Board” means the Board of Directors of Sabre Corporation.

(f) “Cash Award” means an award granted pursuant to Section 8 of the Plan.

(g) “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group(other than any employee benefit plan sponsored by Sabre Corporation) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such

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Common Stock in any such election; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or (v) consummation of a merger or consolidation of the Company with another entity in which the holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(i) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(j) “Common Stock” means Sabre Corporation Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(k) “Company” means Sabre Corporation and all of its Subsidiaries, collectively.

(l) “Director Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(m) “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) closing price of a share of Common Stock on the date of grant as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of grant as reported on the NASDAQ Stock Market. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(p) “Grant Date” means the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(q) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

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(r) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan.

(s) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(t) “Participant” means a member of the Board who is not an employee of the Company or any of its Subsidiaries who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be.

(u) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(v) “Plan” means this Sabre Corporation 2022 Director Equity Compensation Plan, as it may be amended from time to time.

(w) “Prior Plans” means the Sabre Corporation 2019 Director Equity Compensation Plan, as it may be amended from time to time.

(x) “Sabre Corporation” means Sabre Corporation, a Delaware corporation, and any successor thereto.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

3. Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits.

(a) Subject to adjustment as provided in Section 10 and the provisions of this Section 3, the number of shares of Common Stock that may be covered by Awards granted under the Plan shall be the sum of 830,000 shares of Common Stock and (ii) the number of shares remaining available for issuance under the Prior Plan that are not the subject of outstanding Awards as of the Effective Date and (iii) any shares subject to outstanding Awards under the Prior Plan as of the Effective Date that become available for issuance in accordance with the share counting provisions of such Prior Plan. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee.

(b) For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used or issued to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan provided, however, that if the exercise price or tax withholding requirements related to any Award granted under the Plan is satisfied through the withholding by the Company of shares of Common Stock that are otherwise then deliverable in respect of such Award or through actual or constructive transfer to the Company of shares of Common Stock already owned, the number of shares of Common Stock withheld or transferred, will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. Furthermore, any shares of Common Stock received by a Participant in connection with an exercise of Options that are subsequently repurchased by the Company will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or

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transfer under the Plan. However, if all or any portion of an Award issued pursuant to the Plan expires, or is forfeited, terminated or cancelled, without the issuance of shares of Common Stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, the number of shares of Common Stock subject to Awards that have been so forfeited, terminated, cancelled, or have expired, as the case may be, will again be available for issuance or transfer under the Plan. In addition, because shares of Common Stock will count against the number reserved in Section 3(a) upon delivery, and subject to the share counting rules under this Section 3(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares of Common Stock than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares of Common Stock in excess of the number then available under the Plan.

(c) Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) as provided in Section 10 of the Plan shall not count as used under the Plan for purposes of Section 3.

(d) Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 10:

(i) except as provided in Section 2(d)(ii) below, the aggregate value of Options and Other Stock-Based Awards granted to any Participant in a single fiscal year of the Company, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000, determined based on the aggregate Fair Market Value of such Awards as of the Grant Date;

(ii) the aggregate values of Options and Other-Stock-Based Awards granted to any Participant in connection with his or her initial appointment as a non-employee director on the Board may not exceed $600,000, determined based on the aggregate Fair Market Value of such Options and Other Stock-Based Awards as of the Grant Date, which, for the avoidance of doubt, may be in addition to any Awards granted to such Participant under Sections 2(d)(i) and 2(d)(iii) of the Plan; and

(iii) the amount payable with respect to any Cash Award granted under the Plan to any Participant in a single fiscal year of the Company, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000.

4. Administration of the Plan.

(a) The Committee

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons, each of whom may, from time to time, qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority on which the Common Stock is then listed, in each case if and to the extent required by applicable law.

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(b) Grant of Awards

(i) The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Awards under the Plan and the amount, type, and other terms and conditions of such Awards, which need not be identical for each Participant. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(ii) Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(iii) On or after the Grant Date of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s provision of services during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award, (iv) grant other Awards in addition to, in tandem with, or in substitution or exchange for, any Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or (v) provide for the payment of dividends or dividend equivalents with respect to any such Award , provided that in the case of this (v), no dividend equivalents shall be paid on any Award until such time as the underlying Award has vested, and any dividends payable in respect of Awards of restricted stock shall not vest unless and until the restricted stock awards to which such dividends relate have also vested; provided further, in each of (i) through (v) that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, without the approval of the stockholders of the Company, the Company shall not reprice any stock option (within the meaning of NASDAQ Listing Rule 5635(c) and any other formal or informal guidance issued by the NASDAQ), which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 10.

(iv) The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the Grant Date and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or

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a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion.

(v) In addition, the Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Award. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts.

(c) Delegation of Authority

(i) All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee in its discretion and in accordance with applicable law, in writing, to any subcommittee thereof, or to any other individual as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish.

(ii) In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with Section 157 of the Delaware General Corporation Law and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Payments by the Company and Registration of Common Stock

(i) The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any Director Deferred Compensation Plan, to the extent such Director Deferred Compensation Plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

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(ii) Sabre Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Sabre Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Sabre Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.

(iii) Furthermore, the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions (including that the certificates evidencing shares of Common Stock bear such legends) as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(e) Limitation on Liability

(i) The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

(ii) No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Sabre Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to

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authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility.

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those members of the Board who are not also employees of the Company or any of its Subsidiaries at the time such Award is granted and whom the Committee shall select from time to time. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6. Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Award Agreement of each Option shall fix the exercise price and clearly identify such Option as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(i) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(ii) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including, without limitation, through net physical settlement;

(iv) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(v) Options granted under the Plan are intended to be exempt from Section 409A of the Code.

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7. Other Stock-Based Awards.

The Committee may from time to time grant equity, equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8. Cash Awards.

The Committee may grant to any Participant Cash Awards that are subject to the terms and conditions of the Plan. Cash Awards granted under the Plan may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Award” shall exclude any Option or Other Stock-Based Award. For the avoidance of doubt, nothing herein is intended to limit or shall limit the Company’s ability to pay cash-based compensation, such as a cash retainer, that is not subject to the Plan.

9. Effect of Termination of Services.

Each Award Agreement shall set forth the effect of the Participant’s termination of services as a director on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the termination.

10. Adjustment Upon Certain Changes.

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

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(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

In the event that any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Sabre Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Sabre Corporation in which Sabre Corporation is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Sabre Corporation in the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; and

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e) Other Changes

In the event of any change in the capitalization of Sabre Corporation or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), including, without limitation, an extraordinary cash

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dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) Cash Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, as the Committee may consider appropriate in respect of such transaction or event, make such adjustments in the terms and conditions of any Cash Awards.

(g) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or dividend equivalents, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Sabre Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by Sabre Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h) Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision (i) would cause any tax to become due under Section 409A of the Code or (ii) would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

11. Change in Control

Except as otherwise set forth in a Participant’s Award Agreement, in the event (a) a Participant’s service on the Board terminates in connection with a Change in Control of the Company or (b) of a Change in Control in which outstanding Awards are not assumed, continued, or substituted by the surviving corporation:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control without regard to deferral and vesting conditions; and

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control.

12. Rights under the Plan.

(a) No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of such shares on the books and records of Sabre Corporation. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs

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APPENDIX A

prior to the date such stock certificate is issued. Nothing in this Section 12 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or to grant rights related to such dividends.

(b) Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

13. No Right to Continued Services; No Right to Award.

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his service to the Company or interfere in any way with the right of the Company at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

14. Tax Provisions & Withholding.

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

A-12	|	Sabre Corporation 2022 Proxy Statement

APPENDIX A

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to Sabre Corporation a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 14, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 14, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

15. Amendment or Termination of the Plan.

(a) The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

Sabre Corporation 2022 Proxy Statement	|	A-13

APPENDIX A

(b) Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any previously granted and outstanding Award.

(c) Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. No Obligation to Exercise.

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

17. Transfer Restrictions.

(a) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b) Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

18. Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless

A-14	|	Sabre Corporation 2022 Proxy Statement

APPENDIX A

such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit or except as the Committee may otherwise determine in its discretion.

19. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code.

(a) The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, which does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment.

(b) Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s termination of services, any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her termination, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the Participant’s termination of services, or, if earlier, the date of the Participant’s death.

20. Participants Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or which are applicable to a Participant, the Committee, in its sole discretion, shall have the power and authority to:

(a) Modify the terms and conditions of any Award granted to a director if necessary to comply with applicable foreign laws;

(b) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20 by the Committee shall be attached to the Plan document as appendices; and

(c) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

Sabre Corporation 2022 Proxy Statement	|	A-15

APPENDIX A

21. Legend.

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

22. Severability; Entire Agreement.

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

23. Descriptive Headings.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

24. Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

25. Clawback.

Notwithstanding anything herein to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy, and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting Awards pursuant to the Plan and any Award Agreement, agrees to comply with any Company request or demand for such recoupment.

26. Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 15, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

A-16	|	Sabre Corporation 2022 Proxy Statement

APPENDIX B

APPENDIX B

RECONCILIATIONS OF

NON-GAAP AND GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income from continuing operations (“Adjusted Net (Loss) Income”), Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. As a result of our business realignment in the third quarter of 2020, we have separated our technology costs from cost of revenue and moved certain expenses previously classified as cost of revenue to selling, general and administrative to provide increased visibility to our technology costs for analytical and decision-making purposes and to align costs with the current leadership and operational organizational structure.

We define Adjusted Operating (Loss) Income as Operating (loss) income adjusted for equity method (loss) income, impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net (Loss) Income as net (loss) income attributable to common stockholders adjusted for loss (income) from discontinued operations, net of tax, net income attributable to noncontrolling interests, preferred stock dividends, impairment and related charges, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as (Loss) Income from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining (benefit) provision for income taxes. We have revised our calculation of Adjusted EBITDA to no longer exclude the amortization of upfront incentive consideration in all periods presented.

We define Adjusted EPS as Adjusted Net (Loss) income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash (used in) provided by operating activities less cash used in additions to property and equipment.

We define Adjusted Net (Loss) Income from continuing operations per share as Adjusted Net (Loss) Income divided by diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events

Sabre Corporation 2022 Proxy Statement	|	B-1

APPENDIX B

that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS, and Free Cash Flow are not recognized terms under GAAP. These non-GAAP financial measures are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•	Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•

Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•

other companies, including companies in our industry, may calculate Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

B-2	|	Sabre Corporation 2022 Proxy Statement

APPENDIX B

Tabular Reconciliations for Non-GAAP Measures

(In thousands, except per share amounts; unaudited)

Reconciliation of net loss attributable to common stockholders to Adjusted Net Loss from continuing operations, Operating loss to Adjusted Operating Loss, and loss from continuing operations to Adjusted EBITDA:

	Year Ended December 31,
	2021	2020
Net loss attributable to common stockholders	$(950,071)	$(1,289,998)
Loss (Income) from discontinued operations, net of tax	2,532	(2,788)
Net income attributable to non-controlling interests(1)	2,162	1,200
Preferred stock dividends	21,602	7,659

Loss from continuing operations	$(923,775)	$(1,283,927)
Adjustments:
Impairment and related charges(2)	—	8,684
Acquisition-related amortization(3a)	64,144	65,998
Restructuring and other costs(5)	(7,608)	85,797
Loss on extinguishment of debt	13,070	21,626
Other, net(4)	1,748	66,961
Acquisition-related costs(6)	6,744	16,787
Litigation costs, net(7)	22,262	(1,919)
Stock-based compensation	120,892	69,946
Tax impact of adjustments(8)	(6,867)	23,273

Adjusted Net Loss from continuing operations	$(709,390)	$(926,774)

Adjusted Net Loss from continuing operations per share	$(2.21)	$(3.20)
Diluted weighted-average common shares outstanding	320,922	289,855
Operating loss	$(665,487)	$(988,039)
Add back:
Equity method income (loss)	(264)	(2,528)
Impairment and related charges(2)	—	8,684
Acquisition-related amortization(3a)	64,144	65,998
Restructuring and other costs(5)	(7,608)	85,797
Acquisition-related costs(6)	6,744	16,787
Litigation costs, net(7)	22,262	(1,919)
Stock-based compensation	120,892	69,946

Adjusted Operating Loss	$(459,317)	$(745,274)

Loss from continuing operations	$(923,775)	$(1,283,927)

Sabre Corporation 2022 Proxy Statement	|	B-3

APPENDIX B

	Year Ended December 31,
	2021	2020
Adjustments:
Depreciation and amortization of property and equipment(3b)	163,291	260,651
Amortization of capitalized implementation costs(3c)	34,750	37,094
Acquisition-related amortization(3a)	64,144	65,998
Impairment and related charges(2)	—	8,684
Restructuring and other costs(5)	(7,608)	85,797
Interest expense, net	257,818	225,785
Other, net(4)	1,748	66,961
Loss on extinguishment of debt	13,070	21,626
Acquisition-related costs(6)	6,744	16,787
Litigation costs, net(7)	22,262	(1,919)
Stock-based compensation	120,892	69,946
(Benefit) provision for income taxes	(14,612)	(21,012)

Adjusted EBITDA	$(261,276)	$(447,529)

Reconciliation of Free Cash Flow:

	Year Ended December 31,
	2021	2020
Cash used in operating activities	$(414,654)	$(770,245)
Cash (used in) provided by investing activities	(29,428)	(1,291)
Cash (used in) provided by financing activities	(50,558)	1,837,741

	Year Ended December 31,
	2021	2020
Cash used in operating activities	$(414,654)	$(770,245)
Additions to property and equipment	(54,302)	(65,420)

Free Cash Flow	$(468,956)	$(835,665)

Non-GAAP Footnotes

(1)

Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interests held in (i) Sabre Travel Network Middle East of 40% (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, and (iv) Sabre Bulgaria of 40%.

(2)

Impairment and related charges consists of $5 million associated with software developed for internal use and $4 million associated with capitalized implementation costs related to a specific customer based on our analysis of the recoverability of such amounts.

B-4	|	Sabre Corporation 2022 Proxy Statement

APPENDIX B

(3)	Depreciation and amortization expenses:

a.	Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.

b.	Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)

Other, net includes a $15 million gain on sale of equity securities during the first quarter of 2021, an $8 million pension settlement charge recorded in 2021, debt modification costs for financing fees of $2 million recorded in the third quarter of 2021, a $46 million charge related to termination payments incurred in 2020 in connection with the now-terminated acquisition of Farelogix Inc. (“Farelogix”) and an $18 million pension settlement charge recorded in 2020, partially offset by a $10 million gain on sale of our headquarters building in the fourth quarter of 2020. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency

(5)

Restructuring and other costs represents charges, and adjustments to those charges, associated with business restructuring and associated changes, as well as other measures to support the new organizational structure and to respond to the impacts of the COVID-19 pandemic on our business, facilities and cost structure.

(6)

Acquisition-related costs represent fees and expenses incurred associated with the now-terminated agreement to acquire Farelogix, as well as costs related to the acquisition of Radixx in 2019 and other acquisition and disposition related activities.

(7)

Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters. In 2020, we reversed the previously accrued non-income tax expense of $4 million due to success in our claims. In 2019, we recorded the reversal of our previously accrued loss related to the US Airways legal matter for $32 million.

(8)

The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, the impact of the adjustments on valuation allowance assessments, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.

Sabre Corporation 2022 Proxy Statement	|	B-5

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/SABR
• Cast your vote online
P.O. BOX 8016, CARY, NC 27512-9903	• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-206-5104
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Sabre Corporation Annual Meeting of Stockholders
For Stockholders of record as of March 1, 2022
DATE:	Wednesday, April 27, 2022
TIME:	9:30 AM, Central Daylight Time
PLACE:	3150 Sabre Drive, Southlake, TX 76092

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Sean Menke, Doug Barnett and Steve Milton (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS IN ITEM 1 AND “FOR” THE PROPOSALS IN ITEMS 2, 3 and 4.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sabre Corporation

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

“FOR” PROPOSALS 1, 2, 3 AND 4

BOARD OF
DIRECTORS
	PROPOSAL	YOUR VOTE			RECOMMENDS

1.	Election of Directors (term to expire at 2023 Annual Meeting of Stockholders)
		FOR	AGAINST	ABSTAIN
	1.01 George Bravante, Jr.	☐	☐	☐	FOR

	1.02 Hervé Couturier	☐	☐	☐	FOR

	1.03 Gail Mandel	☐	☐	☐	FOR

	1.04 Sean Menke	☐	☐	☐	FOR

	1.05 Phyllis Newhouse	☐	☐	☐	FOR

	1.06 Karl Peterson	☐	☐	☐	FOR

	1.07 Zane Rowe	☐	☐	☐	FOR

	1.08 Gregg Saretsky	☐	☐	☐	FOR

	1.09 John Scott	☐	☐	☐	FOR

	1.10 Wendi Sturgis	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

3.	To approve our 2022 Director Equity Compensation Plan.	☐	☐	☐	FOR

4.	To hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐	FOR

NOTE:	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.

This Proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for director specified in Item 1 and FOR Items 2, 3 and 4.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date